UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14A-12

SIERRA BANCORP

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2023

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held in person at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257, at 7:30 p.m. on Wednesday, May 24, 2023.  There will be no online participation in the meeting offered during 2023.

At the annual meeting, you will be asked to consider and vote on the following matters:

1.	Election of Directors. To elect the following six (6) persons listed below as Class II directors to serve until their successors are elected and qualified:
ccc

ccc

Class II
Albert L. Berra		Julie G. Castle
Vonn R. Christenson		Laurence S. Dutto
Ermina Karim		Gordon T. Woods

2.	Approval of Equity-Based Compensation Plan. To approve the Company’s 2023 Equity Based Compensation Plan, as described in the accompanying Proxy Statement.
3.	Ratification of Appointment of Independent Accountants. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023.
4.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
5.	Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the frequency of holding an advisory vote on executive compensation.
6.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of the above nominees, and “FOR” Proposals 2 through 5.

Important Notice Regarding the Availability of Proxy Materials:   On or about April 14, 2023, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials, or the Notice, containing instructions for how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As described in the Notice, the Proxy Statement and 2022 Annual Report can be accessed by visiting www.ProxyVote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares electronically at the Annual Meeting, by Internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2022 Annual Report and vote your shares by mail using a proxy card.

Only shareholders of record at the close of business on March 31, 2023 are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate or registered book entry form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. If you hold your shares in certificate or registered book entry form, please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 13, 2023	By Order of the Board of Directors

Alexandra Blazar
Secretary

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2023

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California, at 7:30 p.m. on Wednesday, May 24, 2023 and at any and all adjournments thereof.

We first made this Proxy Statement and accompanying Notice available to shareholders on approximately April 14, 2023.

The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect the following six (6) persons listed below as Class I and Class II directors to serve until their successors are elected and qualified:
ccc

Class II
Albert L. Berra		Julie G. Castle
Vonn R. Christenson		Laurence S. Dutto
Ermina Karim		Gordon T. Woods

2.	Approval of Equity-Based Compensation Plan. To approve the Company’s 2023 Equity Based Compensation Plan, as described in the accompanying Proxy Statement.
3.	Ratification of Appointment of Independent Accountants. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023.
4.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
5.	Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the frequency of holding an advisory vote on executive compensation.
6.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Notice of Internet Availability of Proxy Materials

In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, primarily via the Internet. Accordingly, on or about April 14, 2023, we mailed to our shareholders a “Notice Regarding the Availability of Proxy Materials," or the Notice, that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and the 2022 Annual Report. Shareholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual shareholder meetings and to reduce our costs.

Revocability of Proxies

A Proxy for use at the Meeting is provided with this Proxy Statement. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate or registered book entry form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.)  Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of the nominees for directors set forth herein, “FOR” Proposals 2, 3 and 4 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mail, but our officers, directors and regular employees may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES

There were 15,197,158 shares of the Company’s common stock issued and outstanding on March 31, 2023, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of six Class II directors to serve until the 2025 Annual Meeting of Shareholders, requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the six nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the approval of the 2023 Equity Based Compensation Plan, the ratification of the appointment of our accountants, the advisory vote on executive compensation and the advisory vote on the frequency of holding an advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than seven nor more than thirteen until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at twelve.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following Class II directors for an additional term of two years to serve until 2025 and their successors are elected and have qualified:

Albert L. Berra	Julie G. Castle
Vonn R. Christenson	Laurence S. Dutto
Ermina Karim	Gordon T. Woods

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. See “VOTING SECURITIES” above. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Board of Directors’ Recommendation

Your Board of Directors unanimously recommends a vote “FOR”

each of the nominees listed in this proxy statement.

The following table sets forth information as of March 31, 2023, with respect to (i) each of the persons nominated by the Board of Directors for election as directors, all of whom are also current directors of the Company, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

				Common Stock Beneficially Owned on March 31, 2023
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age	Term to Expire/ Director Since	Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	83	2024/ 2000 (1977)[6]	541,988	[7]	30,000	3.76%
Albert L. Berra[8] Director	Rancher/Retired Orthodontist[9] (Owner, Berra Farms)	82	2023/ 2000 (1977)[6]	287,449	[10]	30,000	2.09%
Vonn R. Christenson Director	Partner, Christenson Law Firm	43	2023/ 2016	7,513	[11]	20,000	0.18%
Laurence S. Dutto[8] Director	Retired (formerly Provost, College of the Sequoias)	75	2023/ 2016	11,883	[12]	20,000	0.21%
Michele M. Gil Director	Managing Partner and Major Equity Owner Chrisman and Company Executive Search Firm	50	2024/ 2022	6,371	[13]	—	0.04%
James C. Holly Vice Chairman of the Board	Retired Banker (formerly Chief Executive Officer, Bank of the Sierra and Sierra Bancorp)[14]	82	2024/ 2000 (1977)[6]	366,583	[15]	30,000	2.61%
Ermina Karim Director	Vice President of Lending Guaranteed Rate Consultant CEO San Luis Obispo Chamber of Commerce	49	2024/ 2022	1,876	[16]	—	0.01%
Kevin J. McPhaill President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp	50	2024/ 2015	64,008	[17]	32,849	0.64%
Lynda B. Scearcy Director	Retired Tax Professional (formerly Tax Professional/CPA, McKinley Scearcy Associates, an H&R Block Company)[18]	77	2024/ 2007	35,596	[19]	30,000	0.43%
Gordon T. Woods Director	Owner and Operator, Gordon T. Woods Construction; Chief Executive Officer, Hydrokleen Systems[20]	87	2023/ 2000 (1977)[6]	26,313	[21]	30,000	0.37%
Susan M. Abundis Director	Retired Chief Operating Officer, California Health Sciences University Retired Banker, Bank of the West[22]	68	2024/ 2020	6,165	[21]	—	0.04%
Julie G. Castle Director	Retired Banker, Rabobank N.A. Retired Consultant, Cannon Financial Institution Retired CEO/President, Zions Wealth Management[23]	61	2023/ 2020	8,422	[24]	—	0.06%
Christopher G. Treece Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp[25]	54	n/a	29,869	[26]	12,000	0.28%
Hugh F. Boyle Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp[27]	63	n/a	24,865	[28]	—	0.16%
Michael W. Olague Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp	67	n/a	65,975	[26]	30,000	0.63%
Jennifer A. Johnson Executive Vice President and Chief Administration Officer	Executive Vice President and Chief Administration Officer, Bank of the Sierra and Sierra Bancorp[29]	59	n/a	29,869	[26]	12,000	0.28%
Cindy Dabney Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer Bank of the Sierra and Sierra Bancorp[30]	64	n/a	6,352	[31]	3,800	0.07%
Directors and Executive Officers as a Group (17 persons)				1,521,097		280,649	11.86%
1	All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.
2	None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated in the notes.
3	Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and dispositive power.
4	Represents option shares which are vested or will vest within 60 days of March 31, 2023 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “– Compensation of Directors.”

5	This percentage is based on the total number of shares of the Company's common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of March 31, 2023 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”
6	Year first elected or appointed a director of Bank of the Sierra (if different).
7	Includes 1,876 shares of restricted stock subject to time-based vesting conditions; 18,115 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no dispositive power.
8	Dr. Berra and Dr. Dutto are first cousins.
9	Dr. Berra owned and operated Albert L. Berra, DDS, an orthodontic practice in Porterville, until he retired and sold his practice in 2014.
10	Includes 1,876 shares of restricted stock subject to time-based vesting conditions; 80,704 shares held by Berra Investments, a limited partnership in which Dr. Berra and his spouse are general partners; 22,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee, as to all of which shares he has sole voting and dispositive power; and 30,793 shares held in the estate of Linda Berra spouse as separate property.
11	Includes 1,876 shares of restricted stock subject to time-based vesting conditions; and 286 shares owned by his spouse.
12	Includes 1,876 shares of restricted stock subject to time-based vesting conditions and 500 shares owned by his spouse.
13	Includes 1,876 shares of restricted stock subject to time-based vesting conditions and 2,000 shares held by Chrisman and Associates, LLC, of which Ms. Gil is Managing Partner and Majority Owner.
14	Mr. Holly served as President and Chief Executive Officer of the Bank and the Company from their inceptions in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities from January 1, 2014 until he retired on March 31, 2015. He was appointed Vice Chairman of the Board effective April 1, 2015.
15	Includes 1,876 shares of restricted stock subject to time-based vesting conditions and 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power.
16	Includes 1,876 shares of restricted stock subject to time-based vesting conditions.
17	Includes 27,396 shares of restricted stock subject to time-based vesting conditions and 12,245 shares of restricted stock subject to performance-based vesting conditions.
18	Ms. Scearcy served as a tax professional/CPA at McKinley Scearcy Associates, an H&R Block Company, from November 2014, when McKinley Scearcy Associates was acquired by H&R Block, to November 2016; and as a part time consultant to H&R Block from November 2016 until her retirement in September 2017. Prior to the acquisition, Ms. Scearcy was the tax partner at McKinley Scearcy Associates, Certified Public Accountants, since 1988.
19	Includes 1,876 shares of restricted stock subject to time-based vesting conditions and 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.
20	Gordon T. Woods Construction is an engineering construction company building industrial and municipal water and waste water systems, and Hydrokleen Systems is a designer and manufacturer of water and waste treatment systems.
21	Includes 1,876 shares of restricted stock subject to time-based vesting conditions.
22	Ms. Abundis most recently served as Chief Operating Officer at California Health Sciences University in Clovis.
23	Ms. Castle most recently served as President & Chief Banking Officer at Rabobank N.A from 2017 to 2019. Preceding that in 2016-2017 Ms. Castle served as EVP & Managing Consultant at Cannon Financial Institute and from 2011 to 2016 Ms. Castle served as CEO & President of Zions Wealth Management.
24	Includes 1,876 shares of restricted stock subject to time-based vesting conditions and 2,339 shares in the Castle Family Trust over which Ms. Castle has shared voting and dispositive power.
25	Mr. Treece was appointed Executive Vice President and Chief Financial Officer of the Bank and the Company effective January 1, 2020. Previously, he served as the Chief Financial Officer of Gateway First Bank in Jenks, Oklahoma from January 2019 to December 2019 and as Chief Financial Officer of Guaranty Bancorp and Guaranty Bank and Trust Company in Denver, Colorado from July 2011 to January 2019.
26	Includes 17,769 shares of restricted stock subject to time-based vesting conditions and 7,347 shares of restricted stock subject to performance-based vesting conditions.
27	Mr. Boyle joined the Company on December 14, 2020 and was appointed Executive Vice President and Chief Credit Officer of the Bank and the Company as of that date. Prior to joining the Bank and the Company Mr. Boyle served as Chief Credit Officer and Chief Risk Officer for Banc of California in Santa Ana from 2013 to 2019.

28	Includes 13,923 shares of restricted stock subject to time-based vesting conditions and 7,347 shares of restricted stock subject to performance-based vesting conditions.
29	Ms. Johnson was appointed Executive Vice President and Chief Administrative Officer of the Bank and the Company effective February 3, 2020. Previously, she served as Chief Services Officer at Equity Bank in Wichita, Kansas from October 2017 through November 2019 and as Chief Information Operations Officer at Equity Bank from January 2012 to October 2017.
30	Ms. Dabney was appointed Senior Vice President and Chief Accounting Officer of the Bank and the Company effective January 1, 2020. Previously, she served as Senior Vice President and Controller of Bank and Company from January 2006 through January 2020 and Vice President and Controller of Bank and Company from June 1998 to January 2006.
31	Includes 368 shares of restricted stock subject to time-based vesting conditions.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”  We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The Board has determined that all of its directors, and director nominees, other than the Chief Executive Officer and Michele Gil, are “independent” as that term is defined by Nasdaq rules. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements.

Executive Sessions. The directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2022, our Board of Directors held a total of 6 meetings. Each incumbent director who served as a director during 2022 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2022.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All then serving directors attended our Annual Meeting of Shareholders in 2022, with Ms. Scearcy, Ms. Abundis and Ms. Castle attending the meeting virtually.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering a possible candidate for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a diverse group of individuals drawn from various market sectors and industry groups with a presence in the Company’s markets.  The board, including nominees, includes five female directors and three directors that are also members of an under-represented community.  The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard.

Board Diversity Matrix (As of March 31, 2023)
Board Size:
Total Number of Directors: 12
Gender:
	Female	Male	Non- Binary	Did Not Disclose
Directors	5	7	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0

Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current Board representation provides backgrounds in accounting, banking, farming, legal, manufacturing, and retail. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, legal matters, marketing, retail, and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Morris A. Tharp is an original proponent of the Bank and has served as Chairman of the Board of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He also serves as Chairman of the Nominating and Governance Committee (“Governance Committee”) and has served on the Audit Committee and Compensation Committee for many years. Mr. Tharp is a native of Porterville and following his schooling, joined his father in the family business of E.M. Tharp, Inc. Over the years, he has purchased the family business and is now sole owner. For many years he has been very involved in community activities. Mr. Tharp was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his leadership qualities and management expertise gained by owning and running his own company, and his involvement in the local community.

Susan M. Abundis, who self-identifies as Hispanic, joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020.  Ms. Abundis serves as the Chairperson of the Board Credit Committee and also serves on the Finance and Sustainability and Nominating and Governance Committees. Ms. Abundis has 40 years of banking experience and is currently on the Board of Trustees at Community Medical Center, California Health Sciences University, and Tesoro Viejo Conservancy. Most recently, she was Chief Operating Officer at Wellness Clinic at California Health Sciences University in Clovis. Her last banking role was as Managing Director–Division Credit Manager at Bank of the West–BNP, where she started as an Area Manager and Senior Vice President. Abundis also held several jobs at Bank of America culminating in her position as Market President, Area Manager and Senior Vice President. Originally from Chowchilla, she currently resides in Fresno, earned her bachelor’s degree at California State University Fresno (“CSUF”), and a Graduate Degree of Banking at the University of Washington’s Pacific Coast Banking School. Among her many professional awards, Abundis was named Woman of the Year by both Soroptimist of Ventura and Girl Scouts of America–Tres Condados of Ventura County, Common Thread Award – Ag One at CSUF, Women Worth Watching 2014, and the

Marjoree Mason Center’s list of Top Ten Women of the Year. Ms. Abundis was selected to serve on the Board because of her extensive banking industry knowledge and network and her involvement in the local community.

Albert L. Berra has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on numerous committees of the Bank and the Company throughout that time and is currently Chairman of the Compensation Committee and a member of both the Audit and Governance Committees. A native of Porterville, Dr. Berra attended the University of California, Berkeley after high school and went on to St. Louis University to complete his dental and orthodontic training. After service in the U.S. Army, Dr. Berra returned to Porterville to establish his orthodontic practice, which he operated continuously since his return until he retired and sold his practice in 2014. He also runs a farming operation in the area. Dr. Berra is involved in many community activities. In selecting Dr. Berra as a nominee this year, the Board considered his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience operating his own business, his agricultural expertise, and his active involvement in the local community.

Julie G. Castle joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020.  Ms. Castle currently serves as the Audit Committee Chairperson and also serves on the Compensation and Nominating and Governance Committees. Ms. Castle’s career has included over 35 years of financial services experience, including 11 years in the roles of President and/or CEO and 10 years of board service for a variety of companies.  Most recently, Ms. Castle served as President, Chief Banking Officer, and Board Member for Rabobank, N.A., a $15 billion national bank.  In addition to serving on the Rabobank, N.A. board, she was a board member of First Interstate Bank, Zions Trust, N.A., and the Pacific Coast Banking School, as well as a member of various non-profit boards.  She has held leadership and executive roles at institutions large and small including Bank of America, First Interstate Bank, Zions Bancorporation, and Cannon Financial Institute.  Ms. Castle earned a B.S. degree from UC Davis and a Graduate Degree of Banking at the University of Washington’s Pacific Coast Banking School.  In selecting Ms. Castle as a nominee this year, the Board considered her extensive banking industry knowledge and her strong financial acumen.

Vonn R. Christenson was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016. Mr. Christenson currently serves as the Chairperson of the Finance and Sustainability Committee and also serves on the Compensation and Nominating and Governance Committees. Mr. Christenson graduated from Brigham Young University with honors in 2003 and earned his J.D. at Harvard Law School in 2006. After working for a time as an attorney in Orange County, California, Mr. Christenson joined the Christenson Law Firm in Porterville, California, specializing in business and contract disputes, personal injury, and intellectual property litigation. Mr. Christenson is also the CEO and Co-Founder of Zero Nox, Inc., which provides a platform for clean energy technologies to come to market, specializing in microgrids and electric powertrain solutions for off-highway vehicles. He currently resides in Porterville and is actively involved in the community including with the Porterville Optimist Club, and the Porterville Unified School District Academy of Law, Justice & Ethics Advisory Board. In selecting Mr. Christenson as a nominee this year, the Board considered Mr. Christenson’s active involvement in the local community, his stellar educational background, and his ability to add a unique legal perspective to Board discussions.

Laurence S. Dutto, Ph.D., was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016. Dr. Dutto currently serves on the Risk, Nominating and Governance and Finance and Sustainability Committees. Dr. Dutto, a resident of Visalia, California, is a retired college administrator with extensive hands-on agricultural experience. His decorated 30-year career at College of the Sequoias in Visalia, California includes service as Provost of the Tulare College Center, Dean of Academic Services, Dean of Technical Education, Agriculture Division Chair, and Faculty Academic Senate President. His prior experience includes 15 years working on his family’s dairy farm, and he currently is in a partnership with his sister growing almonds. In selecting Dr. Dutto as a nominee this year, the Board considered his management and administrative expertise and his community connections, and his ability to help strengthen the Bank’s ties to the local agricultural community.

Michele M. Gil (Andujo) was elected as a director May 25, 2022. Mrs. Gil currently serves on the Risk and Finance and Sustainability Committees. Mrs. Gil is Managing Partner and majority equity owner with more than 20 years of recruiting and management experience at the Los Angeles-based Chrisman & Company, a national executive search consultancy to financial and related industries. She leads the firm’s board of directors practice as well as searches for senior/executive management positions, including C-level positions, for prominent clients in banking and financial services. Clients include regional and community banks, investment banks, wealth management firms, FinTech’s, credit unions, as well as other sectors in the financial services industry. Mrs. Gil has experience working with bank regulatory agencies (FDIC, OCC, Federal Reserve and DFP&I). She consults with boards of directors and executive teams on issues concerning succession planning, leadership development and human capital strategies.  Mrs. Gil holds a Bachelor of Science degree from the University of Southern California. She has served on the Diversity & Inclusion Advisory Committee and the Women in Banking Committee for the Western Bankers Association and has been a guest speaker to financial institutions and banking associations.  She currently serves as a board member of the International Bankers Association of California. Mrs. Gil was selected to serve on the board due in part to her management and leadership expertise gained by owning and operating her company, her involvement in the banking industry as a recruiter, and her involvement in the local community.

James C. Holly is a founding Director and Vice Chairman of the Board of both the Bank and Sierra Bancorp, and currently serves as a member of the Compensation, Nominating and Governance and Credit Committees. He served as President and Chief Executive Officer of the Bank and Sierra Bancorp from their formations in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities until he retired on March 31, 2015 and was appointed Vice Chairman of the Board effective April 1, 2015. He was born and raised in Racine, Wisconsin and received both a BBA and an MBA degree from the University of Wisconsin. Mr. Holly is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and served as a Commissioned Officer in the U.S. Army (Armor). He began his banking career with United California Bank, now Wells Fargo Bank. After 10 years as a branch manager, Mr. Holly left United California Bank and joined in the effort to organize Bank of the Sierra of which he served as President and Chief Executive Officer from its inception in 1977 until January 1, 2014, and served as Chief Executive Officer until his retirement in March 2015. He is a current director of the Sequoia Parks Conservancy, a philanthropic and educational organization, and a director of River Island Country Club. Mr. Holly was selected to serve on the Board because of his leadership capabilities; his long tenure and strong track record as President and CEO of the Bank; his deep understanding of bank lending, operations, and financial management resulting from his banking background; his extensive network in the banking industry; his knowledge of the local economy; and his involvement in the local community.

Kevin J. McPhaill has been a director of the Bank and of Sierra Bancorp since January 1, 2015 and was appointed President and Chief Executive Officer of the Company and the Bank effective April 1, 2015. Mr. McPhaill is a native and current resident of Visalia, California, and his educational background includes a bachelor’s degree from Fresno Pacific University, a master’s degree in business administration from Fresno State, and the successful completion of post-graduate training at the Southwestern Graduate School of Banking at Southern Methodist University. He has been employed by Bank of the Sierra since June 2001, starting as the regional manager of the Hanford area, then progressing to Executive Vice President and Chief Banking Officer of the Company and the Bank in 2006, to President and Chief Operating Officer of the Company and the Bank in 2014, and to his current positions on April 1, 2015. Mr. McPhaill serves as a member of the Risk, Credit and Finance and Sustainability Committees. McPhaill is involved in the local community and is active in financial education outreach efforts to primary and secondary schools in the Bank’s market areas. Mr. McPhaill also sits on the Tulare County Economic Development Corporation’s Board of Directors. Mr. McPhaill was selected to serve on the Board because of his leadership abilities; his extensive experience at the Bank and other financial institutions; his knowledge of the Bank’s culture; his lending, operations, and management experience; and his insight into key factors that drive the Bank’s financial success.

Ermina Karim was elected as a director May 25, 2022. Ms. Karim currently serves as a member of the Risk, Nominating and Governance and Credit Committees. Ms. Karim holds a Bachelor of Science degree in Journalism and Economics from Northwestern University. She has worked in a number of industries including journalism, finance and non-profits with roles such as reporter, editor, Vice President of equity capital markets and CEO. Ms. Karim has experience with several companies ranging in size and complexity, including International Financing Review, Credit Suisse, The Tribune, and the San Luis Obispo Chamber of Commerce. In addition to her vocational background, Ms. Karim serves on a number of boards including: President’s Local Economic Development Council Cal Poly, French Hospital Medical Center and REACH (Regional Economic Action Coalition Central Coast of California) among others. Ms. Karim has lived and worked in San Luis Obispo for several years and was recognized as a Top 20 Under 40 by the San Luis Obispo Tribune, 40 Under 40 by the Pacific Coast Business Times and Top Women in Business by the Pacific Coast Business Times. In selecting Ms. Karim as a nominee this year, the Board considered her extensive involvement in the local community, her experience in the financial services industry, and her leadership skills.

Lynda B. Scearcy has been a director of the Bank and of Sierra Bancorp since December 2007. She has been a valuable member of the Audit Committee since that time and is currently designated as an audit committee financial expert, while also chairing the Risk Committee. Ms. Scearcy also serves on the Nominating and Governance Committee.  Scearcy received her undergraduate degree from the University of Florida and her Master’s Degree in Taxation from San Joaquin College of Law. Ms. Scearcy is a retired tax professional. She was previously the tax partner at McKinley Scearcy Associates, an accounting and consulting firm which she joined in 1983. McKinley Scearcy Associates sold to H&R Block in November 2014, and Ms. Scearcy retired from the firm in September 2017. She is deeply committed to the community, as demonstrated by her involvement with, among others, the Rotary Club of Porterville (Past President), Porterville Chamber of Commerce (Past Treasurer), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Past Board Member). Ms. Scearcy was selected to serve on the Board because of her strong educational background, her experience as a partner and leader at her accounting and consulting firm, her deep understanding of accounting and tax issues, her financial acumen, and her strong commitment to and involvement in the local community.

Gordon T. Woods was an original proponent of the Bank and has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively.  He is currently a member of the Audit, Nominating and Governance and Credit Committees. He attended Arizona State University and the University of Arizona on scholarship, majoring in chemical engineering, and is a U.S. Army veteran. His professional experience includes employment as a chemical engineer, as well as executive positions with divisions of Gulf Oil Company and Ford Motor Company. In 1969 he moved to Porterville and established Hydrokleen Systems, a designer and manufacturer of water and waste treatment systems, and in 1989 he established Gordon T. Woods Construction, an engineering construction company building industrial and municipal water and wastewater systems. He is currently CEO of both of those companies. Mr. Woods has been active in numerous service organizations in Porterville and has also served on the Porterville City Council, including two years as Mayor and two years as Mayor Pro-Tem. In selecting Mr. Woods as a nominee this year, the Board considered his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience in executive positions at international companies, his success at owning and operating his own businesses, his financial acumen, and his involvement in the local community.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 16th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice, the name and address of the shareholder and the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedure and requirements for shareholders to nominate directors (as opposed to making recommendations as described above) are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2024 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 16, 2023.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all but two of our current directors are independent. In addition, all current members of the Board’s Audit, Compensation, and Nominating & Governance Committees are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a firm manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, regulatory risk, market risk and reputational risk. Management is responsible for the day-to-day identification and measurement of these risks, while the Board, as a whole and through its committees, is responsible for oversight of management actions in addressing those risks.

The Risk Committee is responsible for overseeing the Company’s enterprise risks and establishing a risk appetite statement for the full Board to review and approve.  The Risk Committee receives regular reports regarding the Company’s compliance risks, including Bank Secrecy Act/Anti-Money Laundering, Cyber Security, Information Security, Operational Risks, Business Continuity and Vendor Risk.  In addition, the Risk Committee reviews the Company’s business continuity program, model validation program and coordinates with other Committees on other key risks.

The Audit Committee is responsible for overseeing the Company’s financial reporting risk and the entire audit function, and it evaluates the effectiveness of internal and external audit efforts. It receives a status report from the Company’s Director of Internal Audit on at least a quarterly basis regarding the adequacy and effectiveness of internal control systems, including the design and operating effectiveness of the Company’s internal controls over financial reporting. The Director of Internal Audit will also present annually to the Board an internal audit plan for the coming year. It is the Committee’s responsibility to review and approve the internal audit plan and to ensure it meets the needs of the organization.

The Credit Committee is responsible for overseeing, establishing and monitoring risk tolerances with respect to credit risk, including concentrations.  The Finance and Sustainability Committee is responsible for the oversight of interest rate risk, liquidity risk, and capital risk. The Finance and Sustainability Committee also oversees the Company’s insurance program and addresses Environmental, Social and Governance risk items, including oversight of the Company’s Community Reinvestment Act compliance.

The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s stated risk appetite. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors.  The Bank believes this structure and division of responsibility is an effective approach in identifying and mitigating risks. Although seemingly well suited to this purpose, the Company will continue to regularly reevaluate the Board leadership structure to ensure appropriateness in the face of various situations and circumstances.

Employee, Officer and Director Hedging.

The Company does not allow directors and executive officers to enter into short sales of common stock or similar hedging or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities or where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration. Further, directors and executive officers, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board has a standing Audit Committee, composed of directors Berra, Castle (Chairperson), Scearcy, Tharp and Woods, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as an executive officer (or equivalent) or owner of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. The Board has designated Lynda Scearcy and Julie Castle as “audit committee financial experts” under SEC rules.

During the fiscal year ended December 31, 2022, the Audit Committee held a total of 8 meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all Company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk assessment of the Company and assigns priorities for the coming year to have internal audit reviews conducted by in-house internal audit, or third-party outsourced vendors for branch, loan, operational, information systems and compliance.  The committee approves the contractual basis of each internal audit engagement letter and arrangement under consideration.

Further, as part of its regular meeting schedule, the committee reviews annual and quarterly SEC reports and discusses those reports with Management and the independent accountants as appropriate. The committee also meets with the audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee.

Additionally, the committee reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also reviews all management-initiated responses to internal audit engagements conducted by independent consultant firms or examinations by regulatory agencies. The Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.  Finally, the Audit Committee establishes procedures and monitors the Company’s whistleblower program with respect to complaints about the Company’s accounting, internal controls, auditing matters, violations of the Code of Ethics and allegations of fraud or corruption.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2022. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, including their judgments as to the quality of our financial reporting. The committee has received written disclosures and a letter from our independent public accountants as required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described under “Proposal 2” below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Submitted by:

Julie G. Castle, Chairperson             Lynda B. Scearcy

Albert L. Berra                                 Morris A. Tharp

Gordon T. Woods

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”), comprised of directors Tharp (Chairperson), Berra, Christenson, Dutto, Holly, Scearcy, Woods, Abundis, Castle, and Karim, each of whom qualifies as an independent director under the Nasdaq rules. The Governance Committee met once during 2022. The primary functions of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xii) review and oversee matters relating to the independence of Board and committee members; and (xiii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.” Prior to 2020, we had not paid fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. However, in 2020 the Company used a third-party search firm to identify potential new directors.  Such third-party firm expanded the search both geographically and with a focus on additional financial services expertise and identified several candidates from whom two directors (Julie Castle and Susan Abundis) were selected.  In early 2022, an executive with the search firm (Michele Gil) was interviewed by the Committee and nominated as a Class I director for election at the 2022 Annual Meeting of Shareholders. Further, a candidate identified in the 2020 search was selected as a potential candidate in 2022 with the proposal to expand the size of the Board.  The Committee interviewed the candidate and recommended to the full Board to nominate Ms. Karim as a Class II director with the proposal to expand the size of the Board at the 2022 Annual Meeting of Shareholders.

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee

General. The Board has a Compensation Committee, of which directors Berra (Chairperson), Castle, Christenson, Holly, and Tharp are members. The Compensation Committee met two times during 2022. All of the current and former members of the Compensation Committee are independent directors under Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based compensation plans in which directors and executive officers may participate; (ii) approve option grants or restricted stock awards to the Company’s Named Executive Officers, as defined herein, unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”)  in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2022. None of these individuals has been an officer or employee of the Company or any of its subsidiaries within the past three fiscal years. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

In addition, the Compensation Committee reviewed the compensation structure for employees of the Company and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for the Company.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman                Vonn R. Christenson

James C. Holly        Julie G. Castle

Morris A. Tharp

Risk Committee

General. The Risk Committee of the Board is comprised of Directors Scearcy (Chairperson), Karim, Gil, Dutto and McPhaill. The Risk Committee met seven times in 2022 and is responsible for oversight and establishment of risk appetite guidance for the Company. The Committee receives a report from the Chief Risk Officer on the levels of residual risk present in the Company and whether the levels are consistent with risk appetite. The Committee evaluates the responses from management in addressing risks and implications for operations, information security, compliance, and financial performance. The Committee also has oversight responsibility for the Company’s enterprise risk management framework, approval of risk management policies including an annual review of the Risk Appetite Statement and, assessment of management’s implementation of the risk management framework. The Committee reviews management’s assessment of the aggregate level of risk across each of the traditionally defined categories of risk: liquidity, credit, regulatory, operational, interest rate, market, strategic, and reputational.

Risk Committee Charter. The Board of Directors has adopted a Risk Committee charter, which outlines the purpose of the Risk Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Credit Committee

General. The Credit Committee of the Board, previously the Senior Loan Committee, consists of Directors Abundis (Chairperson), Holly, Karim, Woods, and McPhaill. The Credit Committee met 12 times in 2022. The Credit Committee is responsible for overseeing credit policy, monitoring asset quality, reviewing credit risk, reviewing and approving the Allowance for Credit Losses and related Provision for Credit Losses, and reviewing certain credit-related actions.

Credit Committee Charter. The Board of Directors has adopted a Credit Committee charter, which outlines the purpose of the Credit Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Finance and Sustainability Committee

General. The Finance and Sustainability Committee was added as a committee of the Company in March 2022. The Finance and Sustainability Committee members are Abundis, Christenson (Chairperson), Dutto, Gil, and McPhaill. The Finance and Sustainability Committee is responsible for overseeing the Company’s balance sheet position and sensitivity to interest rate risk, the Company’s investment portfolio including setting specific parameters, the Company’s liquidity risk, and the Company’s capital management. In addition, the Finance and Sustainability Committee establishes guidelines for the Company’s initiatives and reporting surrounding Environmental, Social, and Governance risks, including oversight of the Company’s Community Reinvestment Act activities and oversight of certain social risks associated with human capital activities. The Finance and Sustainability Committee also oversees the Company’s insurance program. The Finance and Sustainability Committee met four times in 2022.

Finance and Sustainability Committee Charter. The Board of Directors has adopted a Finance and Sustainability Committee charter, which outlines the purpose of the Finance and Sustainability Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders.  To that end, we strive to maintain compensation plans that are competitive relative to those of similar publicly-traded banking institutions, and to provide a substantial level of at-risk compensation for our executives that depends in part on the Company’s financial performance.  Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; annual discretionary bonuses based on performance guidelines; and longer-term incentive awards including restricted stock and stock option grants, and salary continuation agreements. The Compensation Committee periodically evaluates and adjusts the types and weighting of these components to support Company objectives.  The Compensation Committee and the Board also believe it is important to ensure that the compensation of the CEO is equitable and reasonable in relation to that of the other Named Executive Officers, and that the compensation of the other Named Executive Officers is reasonable in relation to each other given their respective duties and responsibilities, experience, and certain other relevant factors.

Process for Making Compensation Decisions

Roles of the Compensation Committee.   The Compensation Committee reviews executive compensation and makes recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy and consistent with employment agreements. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits.  In making its recommendations to the Board, the Compensation Committee evaluates compensation arrangements and mix of short-term and long-term compensation for comparable positions at peer institutions (where such data is publicly available), the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal fairness, the past performance and future goals of the CEO, and independent analysis performed by the committee.  The specific factors considered are detailed below under “Targeted Compensation” and “Elements of Executive Compensation.”  The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. The Compensation Committee last engaged a compensation consultant in 2021 when it engaged Pearl Meyer to perform an executive compensation review. For 2022, the Compensation Committee directed Company personnel to utilize publicly available data to update the peer compensation study, using the same peer group and methodology, as performed in 2021 by Pearl Meyer.

Role of the Chief Executive Officer.  The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee.  In 2022, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The Compensation Committee will discuss the CEO’s recommendations before using its discretion in making its recommendations to the Board, related to the compensation of the Named Executive Officers. The CEO is not a member of the Compensation Committee but is invited to attend meetings of the Committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers.  The CEO leaves the meeting prior to the Committee’s discussion and determination of the components of his own amount and mix of compensation.

Targeted Compensation

As noted, a peer compensation study is used to assist in establishing targeted compensation levels for all Named Executive Officers.  As in the past, the peer group criteria is subject to modification for future compensation studies if the peer group does not continue to provide a representation of similarly sized banks within our geography. The intention is to use a peer group of similarly sized banks in Western states or in communities of similar size.  For the most recently completed  executive compensation review, the peer group was comprised of 17 publicly-traded bank holding companies or banks headquartered primarily in Western states, with total assets ranging from approximately $2.1 billion to $7.3 billion, with a median asset size of $4.0 billion (the “Peer Group”) and a similar mix of loans.1  The 2022 Peer Group is identical to the peers from the 2021 study, except that peers that did not file a Proxy for the most recent year were removed. Specifically, three peer institutions were removed as they were acquired by another institution since the last compensation study was performed and consequently, did not file a proxy to report compensation data in the most recent year.  The peer executive compensation review provides an analysis of peer base salary, short-term incentives (including discretionary bonuses), and long-term incentives (including the value of restricted stock, stock option awards, and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers with similar positions equivalent to the Named Executive Officers, if available, or for similarly compensated officers regardless of title for whom compensation information is publicly disclosed. Because the most recent available peer compensation data was from 2021, an annualized adjustment of 3% was made to the peer compensation data consistent with the approach used in prior years.

Another element in assessing appropriate levels of Total Direct Compensation for the Named Executive Officers is the Company’s financial performance and size relative to peer institutions.  Using a 5-year average for Return on Average Assets and Return on Average Equity, the Company’s results were at the 63rd and 58th percentiles, respectively, relative to peer institutions.  In addition, the Company’s total assets were at the 42nd percentile of the peer group.

Based on the Company’s net income and financial performance metrics, as well as overall financial performance relative to peer institutions, compensation data in the peer study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and other independent analysis performed by the Compensation Committee, the committee selected a target range, as adjusted for restricted stock grants, between the 50th and 75th percentiles of Total Compensation for Peer Group officers as a general target for Total Compensation. After applying the principle of internal equity and in consideration of prior position-specific experience, Total Compensation established by the Compensation Committee for an individual Named Executive Officer might exceed or fall short of the target range. With regard to the components of Total Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while striving to ensure that neither base salary nor potential short-term incentive compensation are substantially below the Peer Group median.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate 2023 targets for base salaries and short-term incentive compensation for the Named Executive Officers. The Compensation Committee then presented its recommendations to the Board, which unanimously approved those recommendations, with Mr. McPhaill abstaining. This ultimately resulted in 2023 base salaries being increased by 5% each for the Named Executive Officers. For comparison, the 2022 base salaries were left unchanged over 2021 except for the Chief Credit Officer/Chief Risk Officer who received a raise of 6.4% in August 2021 upon an expansion of responsibilities for the Chief Risk Officer position.  The incentive bonus potential for 2023 was established as 75% of base salary for the CEO and 50% of base salary for the other Named Executive Officers, which is unchanged from 2022.

1 The Peer Group consists of the following banks and bank holding companies: Allegiance Bancshares, Inc., Houston, Tx; Bank of Marin Bancorp, Novato, California; Baycom Corp, Walnut Creek, California; CBTX, Inc., Houston, TX; Central Pacific Financial Corp, Honolulu, HI; Central Valley Community Bancorp, Fresno, California; Farmers & Merchants Bancorp, Lodi, California; First Western Financial, Inc., Denver, CO; FS Bancorp, Inc., Terrace, WA; Guaranty Bancshares, Inc., Addison, TX; Hamni Financial Corporation, Los Angeles, CA; Heritage Commerce Corp, San Jose, California; Northrim Bancorp, Inc., Anchorage, AK; Preferred Bank, Los Angeles, California; RBB Bancorp, Los Angeles, California; South Plains Financial, Inc., Lubbock, TX; and Territorial Bancorp, Inc., Honolulu, HI.

Prior to 2020, it was the practice of the Compensation Committee to grant the Named Executive Officers equity-based compensation in the form of 5,000 stock options in the first quarter of each year.

Starting in August 2020, restricted stock awards were granted to the Named Executive Officers in order to better align the interests of the executives with shareholders’ interests and to provide a retention benefit.  The amount of these August 2020 restricted award grants were $600,000 for the Chief Executive Officer and $400,000 each to the Chief Financial Officer, Chief Banking Officer and Chief Administrative Officer.  Shortly after the hiring of the new Chief Credit Officer in December 2020, he was granted $400,000 of restricted stock awards in March 2021.  All of these initial restricted stock grants were time-based and vest ratably over 5 years. The initial restricted stock grants made to the named executive officers in 2020, or in March 2021 in the case of Mr. Boyle, were equal to approximately one year of expected base salary at such time.

In November 2021, the Compensation Committee recommended to the Board the grant of additional restricted stock awards to the Named Executive Officers, which unanimously approved those recommendations, again, with Mr. McPhaill abstaining.  The amount of the restricted stock awards granted in November 2021 was $125,000 for the Chief Executive Officer and $75,000 each to the other Named Executive Officers.  Half of the restricted award grant is time-based and will vest ratably over three years.  The remaining half of the restricted stock award is performance-based and vests at the end of three years.  With respect to the performance-based restricted stock awards, 100% vests if the Company’s 3-year average ROE is at the 50th percentile as compared to the peer average ROE over the same 3-year period.  None of the performance-based awards vest if actual performance is below the 30th percentile as compared to peers and 150% of the performance-based awards will vest if actual performance is at or above the 75th percentile as compared to peers. Vesting for actual performance between the different performance targets is determined by interpolation.  The total restricted stock awards granted to the CEO was approximately 21% of his base salary for 2021 and the total restricted stock awards granted to the other Named Executive Officers was approximately 19% of each of their base salaries for 2021.

In November 2022, the Compensation Committee recommended to the Board the grant of additional restricted stock awards to the Named Executive Officers, which unanimously approved those recommendations, again, with Mr. McPhaill abstaining.  The amount of the restricted stock awards granted in November 2022 was $250,000 for the Chief Executive Officer and $150,000 each to the other Named Executive Officers.  Half of the restricted award grant is time-based and will vest ratably over three years.  The remaining half of the restricted stock award is performance-based and vests at the end of three years.  With respect to the performance-based restricted stock awards, 100% vests if the Company’s 3-year average ROE is at the 50th percentile as compared to the peer average ROE over the same 3-year period.  None of the performance-based awards vest if actual performance is below the 30th percentile as compared to peers and 150% of the performance-based awards will vest if actual performance is at or above the 75th percentile as compared to peers. Vesting for actual performance between the different performance targets is determined by interpolation.  The total restricted stock awards granted to the CEO was approximately 41% of his base salary for 2022 and the total restricted stock awards granted to the other Named Executive Officers ranged from approximately 36% to 39% of each of their base salaries for 2022.

Factoring in base salaries, assuming a full incentive bonus payout, and the current value of stock grants at target performance, the potential Total Direct Compensation for Named Executive Officers for 2022 was at the following percentile rankings relative to the Peer Group’s adjusted 2022 compensation data (as noted above, the adjusted Peer estimate incorporates a 3% annual increase ):  the 35th percentile for the CEO, the 51st percentile for the CFO, the 38th  percentile for the CBO, the 67th percentile for the CAO and the 60th percentile for the CCO/CRO.

Employment Agreements

In December 2018, the Company entered into employment agreements with the Chief Executive Officer and the Chief Banking Officer that commenced on January 1, 2019 with initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  Similar agreements were entered into with the Company’s new executive officers upon commencement of their employment, Mr. Treece’s employment agreement became effective in January 2020, Ms. Johnson’s employment became effective in February 2020, and Mr. Boyle’s employment agreement became effective in December 2020.  The agreements specified minimum annual base salaries as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers.  Mr. Treece’s and Ms. Johnson’s employment agreements also authorized the grant of 20,000 stock options to vest ratably over 5-years and Mr. Boyle’s employment agreement authorized the grant of $400,000 of restricted stock to vest ratably over 5-years. The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances.  Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp.  For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company.  Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company.  Under the Employment Agreements, as amended on January 19, 2023, in the event of a change in control, or if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the Company will provide the executive(s) with the payments and benefits that are outlined below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control.” An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Base salaries are reviewed and adjusted annually, as necessary, to realign them with market levels based upon individual responsibilities, work experience and job performance.

Discretionary Annual Incentive Bonus. The Board of Directors has the authority to award discretionary annual cash bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee.  The Board has adopted an incentive bonus plan for Named Executive Officers that is dependent on individual performance, as determined by the Compensation Committee and the Board with input from the CEO in the case of the other Named Executive Officers, and the Company’s financial performance relative to Board-approved targets.  Earnings targets and individual performance goals are carefully established to provide a challenge, while at the same time being realistically achievable without engaging in activities posing excessive risk. The Board establishes potential levels for incentive bonuses at the start of each fiscal year, based on the recommendations of the Compensation Committee.

Bonuses for any given calendar year are typically accrued as an expense by the Company during the year for which they are applicable but are not paid until March of the following year, subsequent to our receipt of the final audit report and after the review and approval of bonus recommendations made by the Compensation Committee to the Board of Directors.  For 2022, the Company’s incentive bonus plan specified a potential bonus level of 75% of base salary for the President/CEO, and 50% of base salary for other Named Executive Officers.  However, the plan also specified that the potential levels were guidelines only, and that all payments made pursuant to the plan are ultimately made at the discretion of the Board of Directors.  The 2022 incentive plan had a 70% weighting for Company performance; a 20% weighting for the Company’s performance relative to peers; and a 10% weighting for individual performance. For the 10% individual performance component, the team’s achievement of a Satisfactory or better rating on its 2022 Community Reinvestment Act Performance Evaluation was used. As a Satisfactory rating was achieved, this component was deemed to have been met in full. The 70% Company performance target used an earnings target for 2022 of at least $36.0 million in net income for a potential full bonus payout of the Company performance portion of the bonus, and minimum net income of $18.0 million for the company performance portion of the performance target.  If actual net income was between those two targets, the potential payout ratio for the Company performance portion of the bonus would have been equal to net income for the year divided by $36.0 million.  For 2022, net income relative to our 2022 earnings targets was 93.5% and therefore, this component of the incentive bonus was reduced. The 20% component that measured Company performance relative to peers evaluated the 3-year average Return on Average Assets and 3-year Return on Average Equity against a peer group consisting of publicly-traded bank holding companies between $1.5 billion and $6.0 billion in asset size for each year.  The three-year Return on Average Assets exceeded peer performance, whereas the Return on Average Equity was lower than peer performance.  Combined, this part of the incentive bonus was reduced by 0.7%.   When combined all components of the 2022 executive incentive bonus, the overall payout was made at 94.8% of target.

For 2023, the incentive plan payouts are based upon 80% for achievement of target net income, and 20% will be discretionary based on individual performance. If target net income is exceeded, the payout can be increased by 50% of the percentage excess up to an achievement of 20% of overachievement of the net income component.  Therefore, if target net income is exceeded by 10%, the component of the executive incentive plan tied to achievement of target net income will be increased by 50% of the 10% excess, or 5%.

Equity Incentives and Stock Ownership.  Our 2017 Stock Incentive Plan (the “2017 Plan”) authorizes the Board of Directors or the Compensation Committee in their discretion to grant directors, consultants and employees of the Company restricted stock awards and/or options to purchase shares of our common stock.  Prior to 2020, the Company had exclusively granted stock options to directors and employees of the Company.

Starting in August 2020, the Compensation Committee elected to shift from issuing stock options to restricted stock as its primary long-term equity incentive vehicle.  The Board and the Compensation Committee feel that restricted stock better aligns the interests of our executives with those of our shareholders, the unvested shares act as a retention vehicle for our executives as the Company no longer uses a Supplemental Employee Retirement Plan for its Named Executive Officers other than for the CEO, and restricted stock provides a long-term balance to the shorter-term nature of base salary and discretionary annual bonuses.  As three of the five named executive officers are relatively new to the Company, the Compensation Committee further determined that a substantial restricted stock award would provide a strong retention vehicle that better aligns with our peers.

As described above, in November 2022, the Compensation Committee recommended the grant of additional restricted stock awards to the Named Executive Officers to the Board, which unanimously approved those recommendations. The amount of the restricted stock awards granted in November 2022 was $250,000 for the Chief Executive Officer and $150,000 each to the other Named Executive Officers.  Half of the restricted award grants in November 2022 were time-based and the remaining half were performance-based.  Further detail on the vesting of these awards is described above.

Additional details concerning the 2017 Plan and awards held at December 31, 2022 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

We do not have requirements for our executives with regard to specific levels of stock ownership, but there is an expectation that vested restricted stock will be held by executives, net of shares sold to cover taxes.  Further, the combination of vested and unvested restricted stock will act as both a retention incentive as well as better align the interests of executives with those of shareholders.

Salary Continuation Agreements. The only active Named Executive Officer with a salary continuation agreement is our Chief Executive Officer. We entered into a salary continuation agreement with our CEO that provides an annual benefit of $150,000 per year for 15 years, with payments commencing after retirement from the Company.  The benefit amount and term was determined by the CEO’s position and scope of responsibility, as well as the amount of the annual expense accrual required to accumulate the appropriate liability for payment obligations.  Expense accruals associated with salary continuation agreements are reflected in compensation tables as a change in pension value.  No benefits are payable in the event of a voluntary termination prior to a specified retirement date, or an involuntary termination for cause.  However, the salary continuation benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment.  The material terms of the salary continuation agreement is described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer all or part of their cash compensation for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation accruals with tax-advantaged income/losses on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. No above-market or preferential earnings are provided by the Company with respect to these plans. Further details on the 409A Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees.  After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors.  This has typically resulted in a Company contribution to plan participants in the range of 50% to 95% of the lesser of the following:  the participant’s actual contribution; 6% of the participant’s gross cash compensation during the preceding calendar year; or, 6% of the IRS annual compensation limit for purposes of company contributions ($305,000 in 2022). For 2022, the Company contribution was 80% and for 2021 it was 95%.  Other benefits available to all employees include medical, dental, and vision insurance.  Executive officers may also be provided with club memberships, an automobile allowance, mileage reimbursement, use of a Company-owned automobile, and/or use of a cell phone or a cell-phone allowance.  Reportable annual benefits of $10,000 or more are described in the Summary Compensation Table below.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on the Company.  The various pay vehicles offered to our executives are balanced to compensate them for current performance and provide motivation for them to contribute to our overall future success, and we believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers (together the “Named Executive Officers”):

Summary Compensation

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Changes in Pension Value[5]	All Other Compensation		Total
Kevin J. McPhaill	2022	$603,750	$429,266	$249,998	$—	$40,561	$93,045	[6]	$1,416,620
President and	2021	603,750	452,813	124,990	—	37,141	78,815	[6]	1,297,509
Chief Executive Officer	2020	575,000	431,250	599,994	23,636	32,161	73,279	[6]	1,735,320
Christopher G. Treece	2022	$400,000	$189,600	$149,965	$—	$—	$38,058	[7]	$777,623
Executive Vice President	2021	400,000	200,000	74,962	—	—	33,590	[7]	708,552
and Chief Financial Officer	2020	380,000	190,000	399,996	94,546	$—	58,899	[7]	1,123,441
Michael W. Olague	2022	$400,076	$189,600	$149,965	$—	$—	$45,216	[8]	$784,857
Executive Vice President	2021	400,494	200,000	74,962	—	—	40,673	[8]	716,129
and Chief Banking Officer	2020	380,000	190,000	399,996	23,636	—	35,920	[8]	1,029,552
Hugh F. Boyle	2022	$415,000	$196,710	$149,965	$—	$—	$63,191	[9]	$824,866
Executive Vice President	2021	399,199	199,125	474,955	—	—	30,035	[9]	1,103,314
Chief Credit Officer and Chief Risk Officer	2020	19,464	—	—	—	—	—		19,464
Jennifer A. Johnson	2022	$380,057	$180,120	$149,965	$—	$—	$44,118	[10]	$754,260
Executive Vice President and	2021	380,000	190,000	74,962	—	—	33,650	[10]	678,612
Chief Administrative Officer	2020	322,667	170,000	399,996	94,546	—	49,872	[10]	1,037,081

1	Includes portions of these individuals’ salaries which were deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation” below. Employer matching contributions under the 401(k) Plan are included in the “All Other Compensation” column of the above table.
2	Amounts are based on the Company’s incentive bonus plan discussed in the Compensation Discussion and Analysis above. Portions of these amounts may have been deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation.”
3	Represents the aggregate grant date fair values of restricted stock awarded during the year, as computed pursuant to FASB accounting standards on equity-based compensation.
4	Represents the aggregate grant date fair values of options awarded during the year, as computed pursuant to FASB accounting standards on stock options. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2022.
5	Represents salary continuation plan accruals, i.e., additions to the accrued liability balance established with respect to the benefit obligation for each Named Executive Officer with a post-retirement salary continuation agreement. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. See “Pension Benefits,” “Potential Payments Upon Termination or Change in Control,” and “Deferred Compensation” below.
6	Includes director fees of $41,900, $41,900, and $42,431, for 2022, 2021, and 2020 respectively; the imputed value for personal use of a Company car of $12,242, $13,399, and $13,892, for 2022, 2021, and 2020 respectively; employer contributions to Mr. McPhaill’s 401(k) plan account totaling $16,245, $16,245, and $15,390, per year for 2022, 2021, and 2020, respectively.
7	Includes a car allowance of $12,000 annually; employer contributions to Mr. Treece’s 401k plan of $16,245 in 2022 and 2021, and 15,390; and in 2020 and a moving expense allowance of $30,000 in 2021.
8	Includes a car allowance of $18,000 annually; employer contributions to Mr. Olague’s 401(k) plan account totaling $16,245 in both 2022 and 2021, $15,390 in 2020.
9	Includes a car allowance of $12,000 annually and employer contributions of $16,245 to Mr. Boyle’s 401(k) plan in both 2021 and 2022. In 2022, Mr. Boyle received a $30,000 moving allowance.

10	Includes a $12,000 annual, car allowance with $11,000 paid in 2020 for Ms. Johnson’s eleven months of employment in 2020; employer contributions to Ms. Johnson’s 401(k) plan account of $16,245 in 2022 and 2021 and $7,392; in 2020; additionally a moving expense allowance of $30,000 was paid to Ms. Johnson in 2020.

Grants of Plan-Based Awards

There were no plan-based non-equity awards granted to the Named Executive Officers in 2022. The following table furnishes information regarding restricted stock granted to the Named Executive Officers during 2022:

Name	Grant Date Time-Based Restricted Shares	Number of Time-Based Shares of Restricted Stock Granted in 2022	Grant Date Performance-Based Restricted Shares	Number of Performance-Based Shares of Restricted Stock Granted in 2022	Grant Date Price	Grant Date Fair Value of Stock and Option Awards[1]
Kevin J. McPhaill	11/18/2022	5,863	11/18/2022	8,794	$21.32	$312,487
Christopher G. Treece	11/18/2022	3,517	11/18/2022	5,276	21.32	187,467
Michael W. Olague	11/18/2022	3,517	11/18/2022	5,276	21.32	187,467
Hugh F. Boyle	11/18/2022	3,517	11/18/2022	5,276	21.32	187,467
Jennifer A. Johnson	11/18/2022	3,517	11/18/2022	5,276	21.32	187,467

1	The aggregate grant date fair value as computed pursuant to FASB accounting standards on equity-based compensation. All restricted stock awards were made on November 18, 2022 with a grant date value of $21.32. The number of performance awards granted on November 18, 2022, included in the table above reflects 150% of the performance awards that the Company ultimately expects to vest, which is the value included in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock options, and restricted stock awards held by the Named Executive Officers as of December 31, 2022:

	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable[1]	Exercise Price	Expiration Date	Number of Unvested Restricted Shares		Market Value of Unvested Restricted Shares
Kevin J. McPhaill	10,000	—	$16.55	4/23/2025	—		$—
	2,849	—	17.25	2/18/2026	—		—
	5,000	—	28.21	2/16/2027	—		—
	5,000	—	27.35	2/15/2028	—		—
	5,000	—	27.30	2/21/2029	—		—
	5,000	—	27.11	2/20/2030	—		—
	—	—			39,641		841,975
Christopher G. Treece	8,000	12,000	$27.11	2/20/2030	—		—
	—	—			25,116		533,464
Michael W. Olague	5,000	—	16.35	11/20/2024	—		—
	5,000	—	17.25	2/18/2026	—		—
	5,000	—	28.21	2/16/2027	—		—
	5,000	—	27.35	2/15/2028	—		—
	5,000	—	27.30	2/21/2029	—		—
	5,000	—	27.11	2/20/2030	—		—
	—	—			25,116		533,464
Hugh F. Boyle	—	—	$—	—	21,270		451,775
Jennifer A. Johnson	8,000	12,000	$27.11	2/20/2030		$
	—	—			25,116		533,464

1	Options in the table granted in 2020 to Mr. McPhaill and Mr. Olague became fully vested on the one-year anniversary of the grant date. Options granted in 2020 to Mr. Treece and Ms. Johnson vest in increments of one-fifth on each of the first five anniversaries of the 2020 option grant date. Options expire following terms of 10 years. Unvested options become immediately vested in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested

The following table provides information regarding exercised options and restricted stock vested during 2022, and the value realized thereon.

Option Exercises and Shares Vested in 2022

	Option Awards		Restricted Stock Awards
Name	Shares Acquired on Exercise in 2022	Value Realized on Exercise[1]	Number of Shares Acquired upon Vesting in 2022[2]	Value Realized on Vesting[3]
Kevin J. McPhaill	—	$—	7,434	$163,960
Christopher G. Treece	—	—	4,905	108,220
Michael W. Olague	2,000	22,880	4,905	108,220
Hugh F. Boyle	—	—	3,622	92,241
Jennifer A. Johnson	—	—	4,905	108,220

1	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.
2	Mr. McPhaill vested 6,667 shares on August 20, 2022 and 767 shares on November 19, 2022. Mr. Treece, Mr. Olague and Ms. Johnson each vested 4,445 shares on August 20, 2022 and 460 shares on November 19, 2022. Mr. Boyle vested 3,162 shares on March 1, 2022 and 460 shares on November 19, 2022.
3	Represents the market price of the shares on the date of vesting, multiplied by the shares vested.

Employment Agreements

In December 2018, the Company, entered into employment agreements with our current Chief Executive Officer and Chief Banking Officer.  The agreements commenced on January 1, 2019 and have initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. Similar agreements were entered into with Mr. Treece, Ms. Johnson, and Mr. Boyle, upon commencement of employment for each executive, in January 2020, February 2020 and December 2020, respectively. The agreements specify minimum annual base salaries of $525,000 for Mr. McPhaill, $330,000 for Mr. Olague, $380,000 for Mr. Treece, $340,000 for Ms. Johnson, and $390,000 for Mr. Boyle, as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers. The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances. Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp. For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company. Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company. Further, the employment agreements provide for a payment if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination. On January 19, 2023, each of these employment agreements was amended with respect to payments in the event of a change in control. The Company will provide the executive(s) with the payments and benefits for such termination or change in control that are outlined under “Potential Payments Upon Termination or Change in Control.”  An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each Named Executive Officer with a Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Kevin J. McPhaill	Salary Continuation Agreement	n/a	$350,393	—

1	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
2	Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the listed Named Executive Officers as of December 31, 2022. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2022, a 6.17% discount rate was utilized. Any payments made to participants pursuant to the agreements reduce the accrued liability.

401(k) Plan

The Company has a 401(k) Plan which permits all employees to contribute a portion of their annual compensation on a pre-tax basis. To ensure that the 401(k) Plan maintains its qualified status, contributions made by highly compensated employees are limited to the lesser of statutory maximum amounts or approximately 6% of their annual compensation on a pre-tax basis. Annual employer contributions may also be made to the 401(k) Plan at the discretion of the Board of Directors, for distribution to plan participants as a specified percentage of the lesser of their individual contribution or 6% of their annual compensation (subject to IRS limitations). The recipients of employer matching contributions are not vested in those amounts during their first year of employment but vest at the rate of 20% per year thereafter, so that by the end of their sixth year of employment they are fully vested in all employer contributions. Employer matching contributions are included as part of “All Other Compensation” in the Summary Compensation Table. Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 409A Plan, although no matching employer contributions are made to that plan. The 409A Plan is described below under “Deferred Compensation.”

Deferred Compensation

The Company has a 409A Non-Qualified Deferred Compensation Plan (the “409A Plan”), pursuant to which the Named Executive Officers among others may elect to defer all or part of their annual salary and/or bonus. The Company does not make contributions to the plan. The 409A Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 409A Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There are no above-market or preferential earnings on the 409A Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company offsets participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 409A Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2022:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[1]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals/ (Distributions)	Aggregate Balance at Last Fiscal Year-End[3]
Kevin J. McPhaill	$—	$—	$(26,691)	$—	$213,940
Christopher G. Treece	—	—	—	—	—
Michael W. Olague	—	—	107,235	—	2,527,277
Hugh F. Boyle	—	—	—	—	—
Jennifer A. Johnson	—	—	—	—	—

1	These amounts were included for 2022 in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.
2	These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.
3	The balances in these accounts represent a combination of cumulative participant contributions and earnings or losses thereon. All participant contributions were reported in the Summary Compensation Table for the year earned and deferred.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2022. The benefits which would be triggered in the event of a change in control of the Company’s common stock include: (i) acceleration of unvested stock options; (ii) acceleration of vesting of unvested restricted stock grants; (iii) amounts due under employment agreements; and (iv) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2022, any unvested stock options for the Named Executive Officers would have become vested and exercisable and any restricted stock would have become vested. Based on the closing market price of $21.24 per share for the Company’s stock on the last business day in 2022, the intrinsic value of in-the-money unvested options and the value of unvested restricted stock as of that date were as follows:

Name	Value of Unvested Restricted Stock as of 12/31/2022	Intrinsic Value of Unvested Stock Options as of 12/31/2022
Kevin J. McPhaill	$755,294	$—
Christopher G. Treece	533,464	—
Michael W. Olague	533,464	—
Hugh F. Boyle	499,395	—
Jennifer A. Johnson	533,464	—

The material terms of employment agreements and salary continuation agreements with the Named Executive Officers, including payments due upon termination or change in control, are described in detail below.

Executive Employment Agreements. As discussed above under “Employment Agreements,” the Company has entered into employment agreements, as amended, with each of its executive officers. In the event of a change in control, the agreements, as amended, specify that the executive shall receive a cash payment in an amount equal to two times the executive’s annualized base salary that is in effect during the year the termination occurs, plus the maximum bonus potential for the year. The executive shall also receive a continuation of group health, vision and dental insurance coverages, and reimbursement for 50% of the cost of insurance for the executive’s dependents, for a period of 12 months from the date of termination. If the Company terminates the executive’s employment for a reason other than a change in control, the death or incapacity of the executive, or for cause, the agreements specify that the executive shall receive a cash payment in an amount equal to the executive’s annualized base salary during the year the termination occurs, as well as a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for executive’s dependents, for a period of 12 months from the date of termination.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. McPhaill in January 2007 (amended in April 2015 in conjunction with his promotion to President and Chief Executive Officer), which entitles him to an annual benefit of $150,000 for 15 years subsequent to his retirement at age 65 or later, subject to certain restrictions. No benefits are payable in the event of a voluntary termination prior to his 65th birthday (except in connection with a change in control as discussed below), or termination for cause. In the event of cessation of employment due to disability or termination without cause prior to his designated retirement age, Mr. McPhaill’s benefit would be a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination of employment. The actual accrual balance at December 31, 2022 is shown in the Pension Benefits table above. This accrual balance is currently expected to reach $1.061million by the end of 2030, but is subject to change depending on the discount rate utilized. Mr. McPhaill’s benefit will be fully accrued in May 2037, at which time it will be $1.523 million. Mr. McPhaill’s revised salary continuation agreement also provides a lump sum death benefit of $1.523 million in the event of his death prior to retirement from the Company; or, in the event of death after salary continuation benefits have commenced or after he becomes eligible for such benefits to be paid, there will be no lump sum death benefit but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of a change in control of the Company’s common stock followed within 12 months by Mr. McPhaill’s resignation or termination of his employment for any reason other than death, he would be fully vested in his retirement benefits and would begin to receive such benefits within the month following termination (subject to the requirements of Section 409A of the Internal Revenue Code).

The Company accrues monthly for post-retirement benefit obligations under the salary continuation agreement in a systematic and orderly way using an appropriate discount rate. The Company also purchased single-premium life insurance policies when the salary continuation agreement were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreement. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreement. The amounts expensed in 2022 for the Named Executive Officers for salary continuation arrangements are included as part of “Changes in Pension Value” in the Summary Compensation Table and were roughly offset by income from Company-owned life insurance policies.

Compensation of Directors

All directors received an annual retainer in 2022 of $30,000 plus per-meeting fees for their attendance, with exception of Directors Gil and Karim who received a proportionate retainer following their election to the Board at the 2022 Annual Meeting of Shareholders on May 25, 2022.  Additional retainers of $20,000, $10,000 and $10,000 were paid to the Board Chairman, Vice Chairman and Audit Committee Chairman, respectively. The per-meeting fee for attendance at the start of 2022 was $1,000 each for board meetings for both Sierra Bancorp and Bank of the Sierra, while per meeting fees of $800 per meeting were paid for committee meetings of both Sierra Bancorp and Bank of the Sierra. The Board Chairperson received an additional $500 per board meeting fee and Committee Chairpersons received an additional $400 to $500 per committee meeting fee. In July 2022, the Committee membership and Committee Chairperson roles were changed and with such changes, the number of committees each director was assigned was changed to three and all committee chairs were changed with the exception of the Compensation Committee.  With these changes, the per meeting board fees were increased to $1,250 and the committee fees were increased to $1,000 per meeting.  The Board Chairperson fee was increased to $625 per meeting and the Committee Chairperson per meeting fee was increased to $500.

In 2021, the Compensation Committee hired a third-party consultant, Pearl Meyer, to perform a Director Compensation Review.   The same peer group as used for the executive compensation study (described above) was used. For 2022, similar to the executive compensation peer group, the Compensation Committee directed Company personnel to utilize publicly available data to update the peer Director Compensation study, using the same peer group and methodology, as performed in 2021 by Pearl Meyer.

The Company instituted a Director Retirement Plan on October 1, 2002 and entered into associated agreements with its non-employee directors at that time. A supplemental plan for independent directors was adopted effective January 1, 2007. Current directors who qualify as plan participants are directors Tharp, Berra and Woods. The plans provide a combined annual benefit of $50,000 to each participant for a period of 10 years, commencing at retirement, disability, or a “change in control.”  In the event of death prior to any of those events, the plans provide a combined death benefit of $393,220, which is equal to the Company’s accrued liability for each plan participant. In case of death after the commencement of any benefit payments made pursuant to retirement disability, or a change in control, the death benefit is bifurcated according to the different terms of the 2002 and 2007 agreements. The earlier agreements provide for the payment of a lump sum benefit equal to the present value of the remaining payments under those agreements, discounted at 8%, while the latter agreements stipulate that the normal benefit due under those agreements will continue to be paid. The Company’s liability for potential payments under the director retirement agreements is fully accrued, and directors with retirement agreements are completely vested and eligible for their full benefits under those agreements. In October 2002, the Company entered into a salary continuation agreement with Mr. Holly that was fully vested as of his retirement as the Company’s CEO on March 31, 2015.

The Company also purchased single-premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was first implemented, in part to provide tax-advantaged income to offset the annual cost of the expense accruals. Those policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investment in the policies, as well as for certain payments made under the retirement agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements. In addition to such single-premium life insurance policies described above, in January 2003, the Board also approved a split-dollar benefit to director Berra in the amount of $400,000 as a result of transitioning his then current benefit from a predecessor director annuity plan to the Director Retirement Plan.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2022. Compensation paid to Mr. McPhaill, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Awards[1]	Option Awards[2]	Changes in Pension Value[3]	All Other Compensation[4]	Total
Susan M. Abundis	$66,400	$39,996	$—	$—	$—	$106,396
Albert L. Berra	79,200	39,996	—	—	8,854	128,050
Julie G. Castle	64,700	39,996	—	—	—	104,696
Vonn R. Christenson	60,900	39,996	—	—	—	100,896
Laurence S. Dutto	58,500	39,996	—	—	—	98,496
Michele M. Gil	33,582	39,996	—	—	—	73,578
James C. Holly	81,700	39,996	—	—	—	121,696
Ermina Karim	36,582	39,996	—	—	—	76,578
Lynda B. Scearcy	72,700	39,996	—	—	—	112,696
Morris A. Tharp	94,250	39,996	—	—	9,853	144,099
Gordon T. Woods	77,100	39,996	—	—	14,886	131,982

1	Represents the aggregate grant date fair value of restricted stock granted in 2022, computed pursuant to FASB accounting standards on equity-based compensation. Each independent director was the recipient of a 1,876 share restricted stock grant, made at a grant date value of $21.32 on November 18, 2022. Each award vests on the one-year anniversary of the grant, November 18, 2023.
2	No option awards were granted in 2022. As of December 31, 2022, non-employee director held stock options covering the following numbers of shares, all options were vested as of December 31, 2022: directors, Berra, Holly, Scearcy Tharp and Woods 30,000 shares each; Christenson and Dutto: 20,000 shares each. During 2022, the following non-employee directors exercised stock options covering the specified numbers of shares of common stock: directors Berra, Holly, Scearcy and Tharp: 5,000 shares each. Values recognized upon exercise were $54,050, $59,600, $57,400 and $57,900 for directors Berra, Holly, Scearcy and Tharp respectively. “Value upon exercise” represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise. Information concerning stock options granted to and held by Mr. McPhaill, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”
3	There were no retirement plan accruals or above market or preferential earnings on non-qualified deferred compensation accounts in 2022.
4	Consists entirely of cash bonuses to reimburse the applicable individuals for the imputed value and tax costs associated with their split dollar life insurance benefits.

CEO Pay Ratio Disclosure

This section is provided to satisfy the provisions of the SEC’s pay ratio disclosure rule (Item 402(u) of Reg S-K), which requires the disclosure of the ratio of the total annual compensation of the Company’s CEO to the total annual compensation of the median employee, in terms of total compensation, within the Company. To determine the median employee of the Company based on total compensation, we utilized a list of all active employees of the Company at December 31, 2022 excluding the CEO. The compensation calculated for each of those employees includes wages paid during 2022 and, if applicable, incentive compensation, the grant date fair value of stock options and restricted stock, employer contributions to the employee’s 401(k) plan, and the value of any other compensation or perquisites not generally available to all employees, if material. Base wages were annualized for employees who had not been with the Company for the full year. Based on our analysis of this data, total compensation for the Company’s median employee was $50,563 for 2022. As disclosed in “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Summary Executive Compensation Information,” the total annual compensation for our CEO was $1,416,620 in 2022. Total compensation for our CEO was thus determined to be 28.0 times that of our median employee.

Pay Versus Performance Disclosure

As required by recent changes to SEC rules, we are providing the following information about the relationship between executive compensation and certain measures of the Company’s financial performance. The SEC rules require disclosure of the Reported Total Compensation (“Reported Compensation”), as reported in the Summary Compensation Table in addition to Compensation Actually Paid (“CAP”) over the preceding five years. CAP reflects adjustments made to Reported Compensation, in the case of the Company, exclusively related to equity-based compensation, as the fair value at the date of grant, included in Reported Compensation, is reversed with the fair value of awards vested, and the fair value of outstanding awards as of year-end, added back.  These measures of executive compensation are required to be disclosed for the Company’s Principal Executive Officer (“PEO”), or our CEO. Additionally, an average of the Reported Compensation and CAP for our non-PEO named executive officers is also required. Other disclosure requirements include: Total Shareholder Return (“TSR”) for both the Company and a Company defined peer group, Net Income and if applicable a Company selected financial performance measure which is most closely linked to compensation actually paid. The Company has identified Return on Average Equity (“ROAE”) as the primary financial performance measure tied to executive compensation and as a result has included the Company’s ROAE over the preceding five years in the table below.

					Value of Initial Fixed $100 Investment Based On:
Year	Reported Total Compensation CEO[1]	Total Compensation Actually Paid CEO[1,2]	Average Reported Total Compensation Non-CEO NEOs[3]	Average Total Compensation Actually Paid Non-CEO NEOs[2,3]	Sierra Bancorp TSR	Peer Group TSR[4]	Net Income ('000s)	Return on Average Equity (%)
2022	$1,416,620	$1,142,299	$785,401	$623,794	$94.14	$116.69	$33,659	10.66%
2021	1,297,509	1,410,330	801,651	857,294	115.63	132.36	43,012	12.05%
2020	1,735,320	1,818,743	1,053,152	1,097,658	98.37	95.08	35,444	10.80%
2019	1,062,841	1,200,478	629,594	614,036	115.32	104.69	35,961	12.23%
2018	949,875	984,927	590,714	505,731	92.56	83.44	29,677	11.37%

1	The Company’s Principal Executive Officer was Kevin McPhaill for each year (2018-2022) included in the table.
2	For each of the Named Executive Officers for each year disclosed a reconciliation between Compensation Actually Paid and Reported Total Compensation is included following the footnotes to this table.
3	The Average Reported Compensation and Average Compensation Actually Paid for the Non-CEO NEOs consists of compensation to the reported Named Executive Officers, other than the CEO, in the 2019, 2020, 2021, 2022 and 2023 Proxy Statements. 2022 and 2021 Average Compensation includes compensation of Christopher Treece, Mike Olague, Hugh Boyle and Jennifer Johnson. 2020 Average Compensation includes compensation of Christopher Treece, Mike Olague, Matt Macia and Jennifer Johnson. 2019 Average Compensation includes compensation of Ken Taylor, Mike Olague, Matt Macia and James Gardunio. 2018 Average Compensation includes compensation of Ken Taylor, Mike Olague and James Gardunio.
4	The Peer Group selected for this TSR disclosure is the S&P U.S. Small Cap Banks Index as disclosed in Part II Item 5 of the Company’s Annual Report on Form 10-K as of December 31, 2022.

The following table provides a reconciliation between Total Reported Compensation and Compensation Actually Paid for the Company’s CEO for 2018 through 2022.

CEO	2022	2021	2020	2019	2018
Reported Total Compensation	$1,416,620	$1,297,509	$1,735,320	$1,062,841	$949,875
Reported Equity Compensation (-)	(249,998)	(124,990)	(623,630)	(33,131)	(29,700)
Fair Value of Equity Awards Granted During the Year and Outstanding at Year-End (+)	249,060	124,944	797,325	19,100	900
Fair Value of Equity Awards Granted During Prior Years and Outstanding at Year-End (+/-)	(216,997)	127,833	(83,168)	154,087	67,966
Fair Value of Equity Awards Granted During Prior Years and Vested During the Year (+/-)	(37,873)	1,333	8,200	10,250	6,950
Reported Changes in Pension Value (-)	(40,561)	(37,141)	(32,161)	(29,344)	(26,746)
Service Cost for Pension Plan (+)	22,048	20,841	16,857	16,675	15,681
Compensation Actually Paid	1,142,299	1,410,330	1,818,743	1,200,478	984,927

The following table provides a reconciliation between Total Reported Compensation and Compensation Actually Paid for the Average Non-CEO NEO for 2018 through 2022.

Non-CEO NEOs	2022	2021	2020	2019	2018
Reported Total Compensation	$785,401	$801,651	$1,053,152	$629,594	$590,714
Reported Equity Compensation (-)	(149,965)	(174,960)	(459,087)	(55,644)	(29,700)
Fair Value of Equity Awards Granted During the Year and Outstanding at Year-End (+)	149,402	182,244	531,550	41,738	900
Fair Value of Equity Awards Granted During Prior Years and Outstanding at Year-End (+/-)	(135,239)	47,691	(36,157)	3,202	(49,243)
Fair Value of Equity Awards Granted During Prior Years and Vested During the Year (+/-)	(25,805)	667	8,200	7,687	6,950
Reported Changes in Pension Value (-)	-	-	-	(39,079)	(47,166)
Service Cost for Pension Plan (+)	-	-	-	26,538	33,275
Compensation Actually Paid	623,794	857,294	1,097,658	614,036	505,731

The most important metrics impacting 2022 Compensation Actually Paid to the Company’s Named Executive Officers is detailed in the following table.

Most Important Financial and Non-Financial Measures Impacting Executive Compensation Actually Paid in 2022
Net Income
Community Reinvestment Act Compliance Rating
Return on Average Assets
Return on Average Equity

In accordance with SEC rules, the Company is providing the following descriptions of the relationships between the various information included in the Pay versus Performance table included above over the five-year time horizon.  Specifically, the following discussion describes the relationship between (i) The Company’s TSR and the Peer Group TSR, (ii), PEO and Other NEOs’ CAP and the Company’s TSR, (iii) PEO and Other NEOs’ CAP and the Company’s Net Income and (iv) PEO and Other NEOs’ CAP and the Company’s ROAE.

The following graph illustrates the level the Total Shareholder return of a $100 investment made in both the Company’s stock and in a proportionately allocated investment in the common stock of the peer group over the five-year time horizon. Additionally, the graph includes the CAP of both the Company’s CEO and the average of the non-CEO NEOs over the five year time horizon.

The Company’s TSR compared to the Peer Group TSR. Assuming the theoretical investment of $100 in the Company’s common stock versus a proportionately allocated investment in the common stock of the Peer Group on December 31, 2017 the TSR of the Company’s Common Stock underperformed the TSR of the peer group over the five-year time horizon ending December 31, 2022. However, the TSR on the theoretical investment in the Company’s common stock out-performed that of the peer group over the initial three years, before underperforming the peer group TSR in the final two years of the five-year time-horizon. Management speculates that the outperformance of the Company’s TSR in the initial three-year period may reflect the value investors placed on the Company’s growth in earnings and overall profitability in addition to balance sheet growth in the years leading up to December 31, 2020. Management speculates that the underperformance of the Company’s TSR in 2021 and 2022 is a result of volatility in loan growth and an increase in charge-offs and related provision for credit losses and an increase to the level of non-performing loans in 2022 as a result of the deterioration of a single credit relationship.

The PEO and Other NEO’s Compensation Actually Paid to Company’s TSR. Reported, performance-based compensation for the Company’s Named Executive Officers is limited to the Company’s Cash Incentive Plan and Performance Based Restricted Stock, which have no direct link to the Company’s TSR but are indirectly linked to TSR as they are dependent upon financial performance. However, due to the Company’s equity-based compensation of its executive officers, each Named Executive Officer has a substantial amount of unvested restricted stock outstanding at any point in time. Additionally, in 2020 the Company transitioned from the use of stock-options as its primary equity-based compensation vehicle to restricted stock. Each of the NEOs, with the exception of Mr. Boyle, also had unexercised stock options outstanding as of December 31, 2022, as a result of option awards made in 2020 and earlier.  Due to significant amounts of outstanding restricted stock and unexercised stock options CAP to each of the NEOs is impacted directly by the changes in fair value of the Company’s common stock.

Between 2018 and 2019, CAP to the Company’s CEO and Other NEOs increased, largely as a result of hitting established performance targets and improved TSR experienced by the Company’s common stock in 2019, and the resulting increase in value of unexercised options. In 2020, CAP to both the Company’s CEO and other NEOs increased relative to 2019, despite a negative TSR recognized in 2020.  The 2020 increase in CAP despite the negative TSR was a reflection of the Company’s transition from stock options to restricted stock as its primary equity-based compensation vehicle.  Upon this transition, the Company provided initial grants for both retention as well as to better align executive interests with those of shareholders.  These initial restricted stock grants were made to each of the named executive officers in August 2020 in an amount approximately equal to one year of base compensation with a 5-year vesting period.  The decline in CAP in 2021 to both the CEO and other NEOs, despite positive TSR was largely a result of smaller restricted stock awards made in 2021 relative to 2020 although following Mr. Boyle’s hiring in December 2020, he was awarded a restricted stock grant of similar size in March 2021 as the other NEOs received in August 2020.  The decline in CAP in

2022 to both the CEO and other NEOs was primarily a result of the decline in the value of the Company’s common stock as reflected in the TSR. As noted above, the Company’s TSR in 2022 underperformed the Peer Group, but in general, valuations of the common stock of publicly traded Banks declined in 2022.  The decline in the valuations of bank stocks in 2022 reflected the uncertain economic environment characterized by the general increase in interest rates and the inversion of the yield curve.

The following graph illustrates the level of the Company’s net income over the five-year time horizon in comparison to the CAP of both the Company’s CEO and the average of the non-CEO NEOs.

PEO and Other NEOs’ CAP and the Company’s Net Income. As noted above, CAP of the Company’s NEOs is influenced by the valuation of the Company’s common stock, as a result of each Named Executive Officer having a substantial amount of unvested restricted stock outstanding in addition to unexercised stock options at any point in time. Additionally, the Company has two established mechanisms for compensating executives based on the Company’s financial performance: (i) the cash incentive plan and (ii) performance-based restricted stock grants.  The Company’s bonuses paid in March 2023 tied to the 2022 Cash Incentive Plan were tied to established goals for Net Income (70% weighting) Community Reinvestment Act Rating (10% weighting), Return on Average Equity relative to peer (10% weighting) and Return on Average Assets relative to peer (10% weighting). Historically, there has been a strong weighting assigned to the achievement of targeted net income in the payment of bonuses under the cash incentive plan for any given year. Vesting in shares of performance-based restricted stock is based on the Company’s Return on Average Equity relative to peer levels, which is heavily influenced by net income.

CAP to the CEO and other NEOs grew in 2019, directionally consistent with growth in income, but this growth in CAP was more of  result in the improved valuation of the Company’s common stock as of December 31, 2019 relative to December 31, 2018 than it was a result of growth in net income. CAP of the CEO and other NEOs grew in 2020, despite a slight decline in net income.  As noted above the growth in 2020 CAP was primarily a result of the significant restricted stock awards made to the NEOs in August of 2020, as the Company moved from stock options to restricted stock to better align interests of executives with those of shareholders. The decline in CAP in 2021 to the CEO and to other NEOs, relative to 2020, despite record earnings in 2021, was a result of a decline in the size of the restricted stock grants made in 2021, relative to 2020 as outlined earlier.  The decline in CAP in 2022 to both the CEO and the other NEOs was primarily a result of a decline in the value of the Company’s common stock as reflected in the TSR for 2022, this decline in the TSR during 2022 was impacted by broad economic conditions but may have also been influenced by a decline in the Company’s earnings, primarily as  result of charge-offs and requisite provision expense resulting from the deterioration of a single loan relationship.

The following graph illustrates the level of the Company’s ROAE over the five-year time horizon in comparison to the CAP of both the Company’s CEO and the average of the non-CEO NEOs.

PEO and Other NEOs’ CAP and the Company’s ROAE.  As noted above the fluctuations in the CAP between 2018 and 2022 are largely a result of the valuation of the Company’s common stock as reflected in the TSR, with the spike in 2020 a result of a significant grant of restricted stock in August 2020.  However, Management does see a relationship between stock performance and financial performance as reflected in ROAE and maintains that as a result a relationship, albeit indirect, exists between ROAE and CAP.

The increase in CAP in 2019 was directionally consistent with the growth in ROAE we reported in 2019. While the growth in CAP was more attributable to the improved valuation of the Company’s common stock as of December 31, 2019 compared to December 31, 2018 that valuation may have been influenced by positive investor sentiment following the improvement in reported ROAE during 2019.  During 2020, the Company’s ROAE declined relative to 2019 primarily due to increased provision expense following the onset of the COVID-19 pandemic. The growth in loan balances in 2020 and the related increase to net interest income were not enough to offset the increased provision expense brought about by COVID and 2020 ROAE declined relative to 2019. However, due to the significant initial grant of restricted stock awards made in 2020, as described above to better align executive’s interests with those of shareholders, growth in CAP did not correlate with the decline in ROAE.  As economic conditions improved in 2021 and we saw continued strength in the credit of our loan portfolio we released reserves, which benefited earnings and ROAE.  At the same time, the valuation of the Company’s stock improved, which influenced CAP. This improved valuation may have been influenced by the Company’s profitability as reflected in the growth in ROAE, but may have also reflected broad investor sentiment due to relatively stable economic conditions.  The decline in CAP in 2022 reflects the deterioration in the value of the Company’s stock, which was likely the result of various investor concerns, including; the prospect of reduced future earnings following a series of accelerated Federal Reserve rate hikes in response to historically high inflation levels and the impact of the deterioration of a single significant loan relationship on the Company’s asset quality and earnings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 31, 2023, except for the persons listed in the table below. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF

DIRECTORS.”  The following table furnishes information regarding the known holders of more than 5% of the Company’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,288,939	[2]	8.48%
Common Stock	Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Building One Austin, Texas 78746	1,090,507	[3]	7.18%
1	The denominator used to calculate these percentages is the number of shares issued and outstanding as of March 31, 2023. However, the numerator is the number of shares reported in SEC filings as of December 31, 2022.
2	Represents shares reported on a Schedule 13G as of December 31, 2022 filed with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 1,196,682 of such shares and sole dispositive power with respect to all 1,288,939 shares.
3	Represents shares reported on a Schedule 13G as of December 31, 2022 filed with the SEC by Dimensional Fund Advisors, L.P. (“Dimensional”). Dimensional has sole voting power with respect to 1,070,060 of such shares and sole dispositive power with respect to all 1,090,507 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported in the table are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

DELINQUENT SECTION 16(a) REPORTS

There was a single late filing of a report required under Section 16(a) of the Exchange Act by directors, officers, beneficial owners of more than ten percent of Company’s common stock during 2022. Mr. Boyle filed a late Form 4 with respect to the net settlement of shares of stock related to his restricted stock vesting on March 1, 2022.  Due to an inadvertent oversight, Mr. Boyle’s Form 4 was filed one day late on March 4, 2022.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2022, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

In addition, a company with which Michele Gil, one of our director nominees, has been associated and partly owns received payments from the Company in the ordinary course of the Bank’s business since January 1, 2022. These payments were related to executive recruiting activities and amounted to $227,600 in the ordinary course of the Bank’s business during the past three years.  Since Ms. Gil’s nomination as a potential director of the Company, this company has not been retained for any additional search services. Ms. Gil’s approximate interest in these payments is estimated to be $113,800 based solely on her percentage of ownership.  The engagement of this company for search services predated Ms. Gil being considered a potential nominee for director.

PROPOSAL 2

APPROVAL OF 2023 EQUITY-BASED COMPENSATION PLAN

Introduction

On March 17, 2023 the Board of Directors approved and adopted the Company’s 2023 Equity Compensation  Plan (the “2023 Plan”) effective May 24, 2023 subject to the approval of the Company’s Shareholders.  The 2023 Plan will replace the Company’s 2017 Stock Incentive Plan (the “2017 Plan”). The number of shares authorized to be issued remained relatively unchanged under the 2023 Plan as those remaining under the 2017 Plan.

The 2023 Plan provides for the issuance of various types of equity awards, including options, stock appreciation rights, restricted stock awards, restricted share units, performance share awards, dividend equivalents, or any combination thereof. Such equity awards may be granted to officers and employees as well as non-employee directors, which awards may be granted on such terms and conditions as are established by the Board of Directors or the Compensation Committee in its discretion. The 2023 Plan also provides for the issuance of both “incentive” and “non-qualified” stock options to officers and employees and for the issuance of “non-qualified” stock options to non-employee directors.

The following description is intended to highlight and summarize the principal terms of the 2023 Plan. For further information, shareholders may refer to the copy of the 2023 Plan which is attached as an exhibit to this filing.  A copy of the 2023 Plan is also available for inspection at the Company’s administrative office.

Purpose

The 2023 Plan is intended to (i) encourage selected employees and non-employee directors of the Company to acquire a proprietary and vested interest in the growth and performance of the Company; (ii) generate an increased incentive for participants to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of all shareholders; and (iii) enhance the ability of the Company and its subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Shares Subject to the 2023 Plan

Upon approval of the 2023 Plan the approximately 356,000 shares remaining shares that are unissued under the 2017 Plan will expire. The maximum number of shares to be issued under the 2023 Plan is 360,000 shares of our authorized but unissued common stock, subject to adjustment for stock splits and dividends.

This maximum number covers all types of equity awards to be granted under the 2023 Plan. While the 2017 Plan will expire upon the approval of the 2023 Plan, the restricted shares and options granted and still outstanding under the 2017 Plan will not be affected. As of this filing there are 215,600 remaining unexercised options and 279,381 shares of unvested restricted stock outstanding under the 2017 Plan.

The 360,000 shares available for issuance under the 2023 Plan equals 2.4% of the number of shares of our common stock issued and outstanding as of March 31, 2023.

As the number of authorized shares remaining under the 2017 Plan are carried over to the 2023 Plan, no additional dilution is expected from the 2017 Plan previously approved by shareholders. All shares subject to any option which remain unpurchased at the expiration of such option, or shares subjected to restricted stock awards which are forfeited or settled in cash by the participant, become available again for purposes of the 2023 Plan.

Administration of the 2023 Plan

The 2023 Plan provides that it shall be administered by the Compensation Committee with respect to all option grants or other awards to the Company’s Named Executive Officers (unless the Board, in its discretion shall elect to grant or modify any awards to Named Executive Officers which are not intended to be exempt compensation pursuant to Section 162(m)), and otherwise by the Board of Directors. The Board or the Compensation Committee shall select from the eligible class and determine the individuals who shall receive restricted stock awards or options.

Eligibility

All directors, officers, and employees of the Company and its subsidiaries will be eligible for participation in the 2023 Plan. However, only officers or employees of the Company are eligible to receive incentive stock options (“Incentive Options”). (See “Federal Income Tax Consequences – Incentive Stock Options.”) Directors who are not also employees or officers are eligible to receive only non-qualified stock options (“Non-Qualified Options”) or restricted stock awards. There are currently 62 employees and eleven non-employee directors with outstanding unvested or unexercised awards under the 2017 Plan. Historically, the Company has limited the grant of equity-based compensation awards to officers and directors, and based on this historical practice, the current class of likely eligible participants would consist of approximately 175 persons, including eleven non-employee directors and five executive officers.

Restricted Stock Awards

Restricted stock awards consist of non-transferable shares of our common stock, for no cash consideration or for such amount as the Board or the Compensation Committee in its discretion shall determine, either alone or in addition to other awards granted under the 2023 Plan. The provisions of restricted stock awards need not be the same with respect to each recipient or each award. The Board or the Compensation Committee may provide for the lapse of the transfer restrictions (also referred to as the vesting of the award) over a period of not more than 10 years provided, however, that in no event shall any installment of any restricted stock award become vested less than one year from the grant date. The Board or the Compensation Committee may accelerate or waive such restrictions, in whole or in part, based on service, performance or other criteria determined by the Board or the Compensation Committee. The Board or the Committee may also provide that the vesting dates for an award will be accelerated upon the subsequent occurrence of such event (e.g., early retirement of the recipient) as the Board or the Committee may specify.

Awards may also be “performance-based,” so that the vesting or lapse of restrictions is conditioned upon the attainment of specified company, group or division performance goals or other criteria, which need not be the same for all participants. Except as otherwise determined by the Board or the Compensation Committee, upon termination of employment or service as a director for any reason during the restriction period, any portion of a restricted stock award still subject to restriction will be forfeited by the participant and reacquired by the Company. The Board or the Compensation Committee shall determine at the time of granting any restricted stock award whether the recipient will have any voting or dividend rights with respect to the shares prior to the lapse of the restrictions, except that no such dividends or distributions shall be paid with respect to any such shares until the shares have vested, and the recipient shall not be entitled to any such distributions in the event the shares are forfeited.

Qualifying Performance Criteria.

Performance Awards vest upon the attainment of performance criteria relating to one or more business criteria within the meaning of Section 162(m) of the Code, as determined by the Compensation Committee (“the Committee”) in its sole discretion at the Award Date, including but not limited to: return on average common shareholders’ equity; return on average equity; total shareholder return; stock price appreciation; efficiency ratio (other expense as a percentage of other income excluding gains and losses plus net interest income); net operating expense (other income less other expense); earnings per diluted share of Common Stock; per share earnings before transaction-related expense; per share earnings after deducting transaction-related expense; return on average assets; ratio of nonperforming to performing assets; ratio of loans to deposits; deposit composition; loan growth; deposit growth; return on an investment in an affiliate; net interest income; net interest margin; ratio of common equity to total assets; regulatory compliance metrics; and customer service metrics.  Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.  Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company.  Any Performance Criteria may include or exclude extraordinary items such as extraordinary, unusual and/or non-recurring items of gain or loss, gains or losses on the disposition of a business, changes in tax or accounting regulations or laws, or the effects of a merger or acquisition.  Performance Criteria generally shall be established by the Committee and shall be derived from the Company’s audited financial statements, including footnotes, the Management’s Discussion and Analysis section of the Company’s annual report, or any other measure of performance desired by the Committee. The Committee may not in any event increase the amount of compensation payable to a covered employee, as defined in Section 162(m) of the Code, upon the satisfaction of any Performance Criteria.

Adjustments Upon Changes in Capitalization

In the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Company and/or the Performance Criteria or targets, then, to the extent any of the foregoing events (or a material effect thereof) was not anticipated at the time the targets were set, the Committee may make adjustments to the Performance Criteria and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Committee’s judgment, the effect of the event on the applicable Performance-Based Award.

Change in Control

A Change in Control shall be deemed to have occurred if after the effective date of the 2023 Plan, (i) a consolidation or merger of the Company is consummated where the Company is not the continuing or surviving corporation, other than a merger of the Company where the holders of the Company’s common stock immediately prior the merger have substantially the same proportionate ownership of common stock of the surviving entity immediately following the merger, (ii) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company, (iii) the shareholders of the Company approve a plan to liquidate or dissolve the Company and/or a banking subsidiary; (iv) certain “persons” as defined in the Exchange Act become the beneficial owner of 25% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors; (v) if current directors during a period of two consecutive years cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or (vi) any other event required to be reported in response to Item 6€ of Schedule 14A of the Regulation 14A promulgated under the Exchange Act.

In the event of a change in control of the Company as defined in the 2023 Plan, the Board shall send notice to each Participant no later than 30 days prior to the expected closing of the Change in Control Event.   In such case, each Option and Stock Appreciation Right shall become immediately exercisable and each Restricted Stock Award shall immediately vest free of restrictions.  Further, all performance criteria with respect to any award, including each Performance Award Share shall be deemed achieved at target levels and all other terms and conditions met, and such Award shall become immediately payable to the Participant.  No awards may be made after the Board of Directors has approved a Change in Control, unless the Change in Control is cancelled or terminated before becoming effective, in which event the Plan shall not terminate, and Awards not exercised while the Change in Control was pending shall resume the status they had prior to the announcement of the Change in Control and delivery of the Notice.

Duration of the 2023 Plan

The Board of Directors, without further approval of the shareholders, may at any time terminate the 2023 Plan, but such termination shall not adversely affect any options or awards granted prior thereto without the consent of the participant. If the 2023 Plan is not so terminated by the Board of Directors, it will terminate by its own terms on May 24, 2033.

Amendment of the 2023 Plan

The Board of Directors of the Company reserves the right to suspend, modify or amend the 2023 Plan in whole or part.  If any amendment would materially increase the aggregate number of shares or securities that may be issued or materially modifies the requirements as to eligibility for participation, or would otherwise require shareholder approval under applicable law or listing standards, such amendment shall be subject to shareholder approval.

New Plan Benefits; Outstanding Options or Awards Under the 2023 Plan

As the 2023 Plan will not become effective until May 24, 2023, no restricted stock awards or options have yet been granted thereunder. In addition, because restricted stock awards and options under the 2023 Plan will be granted at the discretion of the Board or the Compensation Committee, it is not possible for the Company to determine and disclose the amount of future restricted stock awards or options that may be granted if the 2023 Plan is approved by the shareholders. Future exercise prices for options granted under the 2023 Plan are also undeterminable because they will be based upon the fair market value of our common stock on the date of grant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022, with respect to options outstanding and available under both our 2017 Plan and 2007 Plan, which as of that date were the Company’s only equity compensation plans other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Unvested Shares of Restricted Stock Outstanding	Number of Shares Remaining Available for Future Issuance
The 2007 Plan	135,449	$21.60	-	-
The 2017 Plan	215,600	$27.22	279,381	356,420

Federal Income Tax Consequences

The following summary is a general discussion of certain expected federal income tax consequences arising to optionees or restricted stock award recipients under the 2023 Plan. This summary does not discuss all aspects of federal income taxation which may be relevant to a particular participant subject to special tax treatment under the federal income tax laws and does not discuss any aspect of state, local or foreign tax laws. No assurance can be given that the tax treatments described herein will continue to apply.

Incentive Stock Options. No federal income tax is imposed on the optionee upon the grant or exercise of an Incentive Option, except that upon exercise the optionee will recognize alternative minimum taxable income, as described below. Assuming the optionee complies with specified “holding period” requirements imposed by the Code and meets certain other requirements necessary to qualify the option as an Incentive Option, the optionee will be entitled for federal income tax purposes to treat any profit realized upon disposition of the stock as a capital gain rather than as ordinary income, and the Company will not be entitled to a deduction. If all applicable Incentive Option requirements are met, upon exercise the optionee will recognize as alternative minimum taxable income the amount by which the fair market value of the stock upon exercise exceeds the option exercise price. Alternative minimum taxable income forms the basis for the alternative minimum tax, which may apply depending on the amount of the computed “regular tax” of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carryforward credit against regular tax liability in subsequent years. If the "holding period" requirements are not met, the optionee will realize compensation taxable as ordinary income rather than capital gain, and the Company may claim a deduction for compensation paid at the same time and in the same amount as the compensation income recognized by the optionee. Capital gains are currently taxed at a lower rate than ordinary income.

Non-Qualified Stock Options. No federal income tax is imposed on the optionee upon the grant of a Non-Qualified Option. Upon exercise of a Non-Qualified Option, under present law the optionee will recognize ordinary taxable income (as opposed to a capital gain) and the Company will be entitled to a deduction in the amount by which the fair market value of the stock upon exercise exceeds the option exercise price. Such ordinary income may be subject to the maximum personal income tax rate. In the case of an employee, such income also constitutes "wages" and thus withholding is required under federal law. Upon subsequent disposition of such shares, assuming such shares have been held for long enough to qualify for capital gains treatment, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon such disposition and the fair market value of such shares at the time of exercise. As stated above, capital gains are currently taxed at a lower rate than ordinary income.

Restricted Stock Awards. No federal income tax is imposed on a recipient at the time shares of restricted stock are granted, nor will the Company be entitled to a tax deduction at that time. Instead, when either the transfer restriction or the forfeiture risk lapses, typically on the vesting date, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock over the amount, if any, paid for such shares. If the individual chooses to make a Special Tax 83(b) election, the spread must be reported as ordinary income and is based on the fair market value of the restricted shares (minus the amount paid for the shares, if any) at the time of the award (rather than at the time of vesting). The election must be made (and filed with the IRS) within 30 days of the award. The holding period for capital gains purposes would begin at the time of the award, and gain made upon a future sale would be capital gain. There would be no immediate tax consequence when the shares vest. However, if an individual who made a Special Tax 83(b) election and paid any required tax in the year of the award were later to forfeit the restricted shares (for example, by leaving the Company before the shares vested), he or she would not would not be entitled to a refund for the taxes paid, but would be able to treat the forfeiture of the stock as a sale of the stock at a (capital) loss. At the time the recipient recognizes ordinary income with respect to shares issued pursuant to a restricted stock award, the Company will be entitled to a corresponding deduction.

Section 162(m). Section 162(m) is currently suspended and does not apply.  In the event that Section 162(m) becomes applicable, it would render non-deductible to us certain compensation in excess of $1,000,000 received in any year by certain executive officers unless such excess is “performance-based compensation” (as defined in the Internal Revenue Code) or is otherwise exempt from Section 162(m). The availability of the exemption for awards of performance-based compensation depends upon obtaining approval of the 2023 Plan by our shareholders. Assuming shareholder approval, grants of options, restricted stock awards and cash-based awards conditioned on attainment of one or more performance goals set forth in the 2023 Plan may qualify as performance-based compensation and be exempt from Section 162(m).

Section 409A. Any deferrals made under the 2023 Plan, including awards granted under the 2023 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. The Company intends to structure any deferrals and awards under the 2023 Plan to meet the applicable tax law requirements.

Board of Directors’ Recommendation and Required Vote

Approval of the 2023 Plan requires the affirmative vote of a majority of the shares of the Company’s common stock represented and voting at the Meeting. The directors and executive officers of the Company, owning or controlling an aggregate of 1,521,097 voting shares or 11.9% of the Company's outstanding common stock as of the record date for the Meeting, are expected to vote in favor of approval of the 2023 Plan.

The directors recognize that they have a personal interest in this matter but they strongly believe that the approval of the 2023 Plan is in the best interests of the Company and its shareholders because they feel that the 2023 Plan will be helpful in enabling the Company to continue to provide meaningful incentives to encourage directors, officers and employees to remain with the Company, and to attract new qualified directors and employees in today's competitive market.

Your Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed RSM US LLP (“RSM”) as the independent auditors for the Company for the fiscal year ending December 31, 2023. Eide Bailly LLP (“Eide Bailly”) audited the Company’s financial statements for the fiscal years ended December 31, 2022 and December 31, 2021. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of RSM. It is the intention of the persons named in the Proxy to vote such Proxy “FOR” the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

On March 21, 2023, the Company’s Audit Committee approved the dismissal of Eide Bailly as the Company’s Independent Auditor as reported in the form 8-K filing on March 21, 2023. Eide Bailly’s audit reports on the Company’s financial statements as of December 31, 2022 and December 31, 2021 did not contain an adverse or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.  During the fiscal years ended December 31, 2021 and December 31, 2022 there have been no “disagreements” (as defined in item 304(a)(1)(iv) of Regulation S-K) with Eide Bailly on any matter related to accounting principles, practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Eide Bailly would have caused Eide Bailly to reference thereto in its audit reports on the Company’s financial statements as of December 31, 2022 and December 31, 2021. During the fiscal years ended December 31, 2021 and December 31, 2022 there have been no “reportable events” (as defined in item 304(a)(1)(v) of Regulation S-K).

Representatives of Eide Bailly are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Eide Bailly for the fiscal years ended December 31, 2022 and 2021, were as follows:

	2022	2021
Audit fees	$450,000	$417,000
Audit related fees[1]	—	—
Tax fees[2]	—	—
All other fees	—	—
Total	$450,000	$417,000

None of the fees paid to Eide Bailly during 2022 and 2021 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Eide Bailly’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

Your Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the compensation disclosure rules of the SEC, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation (together with the accompanying narrative disclosure) above. As previously disclosed by the Company, the Board of Directors has determined, and the shareholders have agreed, that it will hold an advisory vote on executive compensation on an annual basis.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, and to express their views on the compensation of our Named Executive Officers as disclosed herein. This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. Furthermore, because this non-binding advisory vote relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of its shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

Your Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the disclosure rules of the SEC.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

SEC Disclosure rules also enable shareholders to approve, on an advisory non-binding basis, the frequency of the advisory vote on the compensation of our Named Executive Officers, as described in Proposal 4, above. Accordingly, shareholders may indicate whether they would prefer an advisory vote on such executive compensation once every one, two, or three years, or whether they wish to abstain from casting a vote.

After considering the benefits and consequences of each option for the frequency of advisory say-on-pay votes, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate approach for the Company. The Board believes that current corporate practices and governance trends favor an annual advisory vote. This gives shareholders the opportunity to react promptly to emerging trends in compensation, and gives the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from shareholders.

As an advisory vote, the result will not be binding upon the Company, although the Compensation Committee and the Board of Directors value the opinions expressed by shareholders and will certainly give consideration to the frequency option that receives the highest number of shareholder votes. Shareholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the frequency options.

Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as every one, two or three years, or mark “abstain” on this proposal.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2024 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 16, 2023, in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2024 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 1, 2024. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 13, 2023	SIERRA BANCORP Kevin J. McPhaill President and Chief Executive Officer

A COPY OF THE COMPANY’S 2022 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING PROVIDED TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO CHRISTOPHER G. TREECE, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

SIERRA BANCORP
86 NORTH MAIN STREET
PORTERVILLE, CA 93257

1 OF 2
1
1

SCAN TO VIEW MATERIALS & VOTE

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the election of the following nominees.

Nominees	For	Against	Abstain
1a. Albert L. Berra	☐	☐	☐
1b. Vonn R. Christenson	☐	☐	☐
1c. Ermina Karim	☐	☐	☐
1d. Julie G. Castle	☐	☐	☐
1e. Laurence S. Dutto	☐	☐	☐
1f. Gordon T. Woods	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 5.

	1 year	2 years	3 years	Abstain
5. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000603747_1 R1.0.0.6

I II VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of date. Have your proxy card in hand when you access the web site and follow the 1----------------------+-------, ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. hand when you call and then follow the instructions. Mark, sign and date your proxy card and return it in the postage-paid envelope we have 123,456,789,012.12345 TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS : KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. I D1l; ou vote FOR persons listed Karim as a Class II successors are 0 0 0 0 0 For 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 For 0 Against 0 Abstain 0 3 . Ratification of the appointment of Eide Bailly LLP as the independent registered pub1ic accounting firm . 0 0 0 4 . To approve, on an advisory and non-binding basis, the compensation paid to the Company's Named Executive Officers. NOTE : Such other business as may properly come before the meeting or any adjournment thereof . The Board of Directors recomends you vote FOR proposals 2 , 3 and 4 . For 0 Against 0 Abstain 0 2 . To approve an amendment to the Company's Bylaws changing the allowable range of members of the Board to seven (7) to thirteen (13) from its current range of six (6) to eleven (11) . Please sign exactly as your name(s) appear(s) hereon . When signing as attorney, executor , administrator , or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership, p1ease sign in full corporate or partnership name by authorized officer, SHARES CUSIP # SEQUENCE# JOB# Signature(Joint Owners) Signature [PLEASE SIGN WITHIN BOX] The Board of Directors recomends y the following : 1 . To elect the following six (6) below as Class Iand Ermina director to serve until their elected and qualified : Nominees 1a . James C. Holly 1b . Kevin J . McPhaill 1c . Susan M . Abundis 1d . 11orris A . Tharp 1e . Lynda B. Scearcy 1f . Michele M . Gil 1g . Ermina Karim D SCAN TO information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting instructions to obtain your records and to create an electronic voting instruction form. If you would like to reduce the costs incurred by our company in mailing proxy materials, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow VOTE BY PHONE·1-800-690-6903 Eastern Time the day before the cut-off date or meeting date. Have your proxy card in VOTE BY MAIL provided or return it to Vote Processing, cJo Broadridge, 51 Mercedes Way, Edgewood, NY11717. NAME THE COMPANY NAME INC.-COMMON THE COMPANY NAME INC. -CLASS A THE COMPANY NAME INC. -CLASS B THE COMPANY NAME INC. -CLASS C THE COMPANY NAME INC. -CLASS D THE COMPANY NAME INC. -CLASS E THE COMPANY NAME INC.-CLASS F THE COMPANY NAME INC. - 401 K CONTROL# I ooooooooooooooool SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGEOF 2 SIERRA BANCORP 86 NORTH n4IN STREET PORTERVILLE, CA 93257 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 11111111 II II I IIII 1111 II Ill IllII II II II Ill IIII IIIII I Ill 111111 I 0..,

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxvvote.com N"" 0 0 SIERRA BANCORP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 25,2022 The shareholder(s) hereby appoint(s) Morris A. Tharp, James C. Holly, and Kevin McPhail!, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Sierra Bancorp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257, at 7:30 p.m. on Wednesday, May 25, 2022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side